UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
Information Required in Proxy Statement
Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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MediaAlpha, Inc.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 5, 2026
Dear Stockholder:
You are invited to attend the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of MediaAlpha, Inc., a Delaware corporation, which will be held on Tuesday, May 5, 2026 at 10:00 a.m., Pacific Time. The annual meeting will be a virtual meeting via live webcast on the Internet. Stockholders may attend the annual meeting online by registering at www.proxydocs.com/MAX prior to the registration deadline of May 3, 2026 at 5:00 p.m. Eastern Time. The Annual Meeting will be held for the following purposes:
1.    To elect the two Class III director nominees named in the proxy statement to serve on our Board of Directors until our 2029 annual meeting of stockholders and until their successors are duly elected and qualified; and
2.    To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.
The foregoing items of business are more fully described in the proxy statement accompanying this notice. In addition, stockholders may be asked to consider and vote upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.
Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.
Our Board of Directors has fixed the close of business on March 11, 2026 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. All such stockholders are cordially invited to attend the meeting. However, to ensure your representation at the meeting, you are urged to vote by proxy prior to the meeting. If you attend the meeting, you may vote during the meeting even if you have voted by proxy.
We encourage you to access the virtual annual meeting before the start time of 10:00 a.m., Pacific Time, on May 5, 2026, to allow ample time for online access, which will begin at 9:45 a.m., Pacific Time. To attend the meeting, you will need to follow the instructions you receive via email after your successful registration as described above.
We make proxy materials available to our stockholders on the Internet. You can access proxy materials at www.proxydocs.com/MAX. You also may authorize your proxy via the Internet by following the instructions on that website. In order to authorize your proxy via the Internet you must have the stockholder identification number that appears on the enclosed proxy card.

By Order of our Board of Directors,

Los Angeles, CA	Jeffrey B. Coyne
March 23, 2026	General Counsel and Secretary
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 5, 2026: This proxy statement and our 2025 Annual Report to Stockholders are available at www.proxydocs.com/MAX

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MediaAlpha, Inc.
700 South Flower Street, Suite 640
Los Angeles, CA 90017
PROXY STATEMENT
FOR OUR 2026 ANNUAL MEETING OF STOCKHOLDERS
to be held on May 5, 2026
These proxy materials are being made available in connection with the solicitation of proxies by the Board of Directors (the “Board”) of MediaAlpha, Inc., a Delaware corporation, for use at our 2026 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 5, 2026, at 10:00 a.m., Pacific time, solely over the Internet in a virtual-only format, or at any postponement or adjournment of the Annual Meeting. References in this proxy statement to “we,” “us,” “our,” “ours,” and the “Company” refer to MediaAlpha, Inc., unless the context otherwise requires. Distribution of this proxy statement and a proxy card to stockholders is scheduled to begin on or about March 23, 2026, which is also the date by which these materials will be posted.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Who is entitled to vote at the Annual Meeting?
Holders of record of our Class A common stock and Class B common stock at the close of business on March 11, 2026, the record date for the Annual Meeting, are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting. If you are a holder of record of our Class A common stock or our Class B common stock as of the record date, you may vote the shares that you held on the record date even if you sell such shares after the record date. Each outstanding share as of the record date entitles its holder to cast one vote for each matter to be voted upon and, with respect to the election of directors, one vote for each director to be elected. Stockholders do not have the right to cumulate voting for the election of directors.
What is the purpose of the Annual Meeting?
At the Annual Meeting, you will be asked to vote on the following proposals:
•    Proposal 1: the election of the two Class III director nominees named in this proxy statement to serve on our Board until our 2029 annual meeting of stockholders and until their successors are duly elected and qualified; and
•    Proposal 2: the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.
You also may be asked to consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof. Management is not currently aware of any other matters that will be presented for consideration at the Annual Meeting.
What constitutes a quorum?
A quorum is the number of shares of capital stock of a corporation that must be present in person or represented by proxy in order to transact business at a meeting of our stockholders. The presence, in person or by proxy, of holders of a majority of the total number of outstanding shares entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. As of March 11, 2026, the record date, there were 55,169,591 shares of our Class A common stock outstanding and entitled to vote and 8,288,267 shares of our Class B common stock outstanding and entitled to vote.
Each share of Class A common stock and Class B common stock outstanding on the record date is entitled to one vote on each matter properly submitted at the Annual Meeting and, with respect to the election of directors, one vote for each director to be elected. Abstentions and “broker non-votes” (i.e., shares represented at the meeting held by brokers, as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which, on a particular matter, the broker does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.
What vote is required to approve each proposal?
The approval of each of Proposal 1 and Proposal 2 requires the affirmative vote of a majority of votes cast by the holders of our Class A common stock and Class B common stock present in person or by proxy at our Annual Meeting and entitled to vote for the proposal to be approved, voting together as one class.
What voting agreements are in place in favor of director nominees?
We are party to a stockholders’ agreement, dated October 27, 2020, with White Mountains Investments (Luxembourg) S.à r.l., together with any of its permitted affiliate transferees (collectively, “White Mountains”); Insignia QL Holdings, LLC and Insignia A QL Holdings, LLC, together with any of their permitted affiliate transferees (collectively, “Insignia”); and Steven Yi and Eugene

Nonko, together with their respective holding vehicles and permitted affiliate transferees (collectively, the “Founders”). The stockholders’ agreement contains provisions related to the composition of our Board, the committees of our Board and our corporate governance. Under the stockholders’ agreement, White Mountains and the Founders are entitled to nominate a total of four members of our Board. In addition, these stockholders have agreed in the stockholders’ agreement to vote for each other’s Board nominees, as well as for the other persons nominated by the Board. As a result, we expect these stockholders to vote their shares for the re-election of Ms. Arasu and Ms. Vrabeck to the Board. These votes represent 46% of all shares outstanding and entitled to vote as of the record date.
What effect do abstentions and “broker non-votes” have on the proposals?
An “abstention” will occur at the Annual Meeting if your shares of Class A common stock are deemed to be present at the Annual Meeting, either because you attend the Annual Meeting or because you have properly completed and returned a proxy, but you do not vote on a proposal or other matter which is required to be voted on by our stockholders at the Annual Meeting. Properly executed proxy cards that are marked “abstain” on any proposal will be treated as abstentions for that proposal.
A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at his/her discretion. Under current New York Stock Exchange (“NYSE”) rules and interpretations that govern broker non-votes, Proposal 1 is considered a non-discretionary matter, and a broker will lack the authority to vote uninstructed shares at his/her discretion on this proposal. Proposal 2 is considered a discretionary matter, and a broker will be permitted to exercise his/her discretion to vote uninstructed shares on this proposal.
Abstentions and broker non-votes are not considered votes cast and will have no effect on the vote for Proposal 1 or Proposal 2.
What is a virtual-only Annual Meeting?
The Annual Meeting will be held in a virtual-only meeting format, via live video webcast that will provide stockholders with the ability to participate in the Annual Meeting, vote their shares and ask questions. Stockholders of record and beneficial owners as of the close of business on the record date of March 11, 2026 will have the ability to submit questions and vote electronically at the Annual Meeting via the virtual-only meeting platform.
Why is the Annual Meeting being held virtually?
We are using a virtual-only meeting format in order to leverage technology to enhance stockholder access to the Annual Meeting by enabling attendance and participation from any location around the world. We believe that the virtual-only meeting format will give stockholders the opportunity to exercise the same rights as if they had attended an in-person meeting and believe that these measures will enhance stockholder access and encourage participation and communication with our Board of Directors and management.
We believe a virtual-only meeting format facilitates stockholder attendance and participation by enabling all stockholders to participate fully and equally, and without cost, using an Internet-connected device from any location around the world. In addition, the virtual-only meeting format increases our ability to engage with all stockholders, regardless of size, resources or physical location, and enables us to protect the health and safety of all attendees.
How do I attend the virtual Annual Meeting?
Only stockholders of record and beneficial owners of shares of our common stock as of the close of business on March 11, 2026, the record date, may attend and participate in the Annual Meeting, including voting and asking questions during the virtual Annual Meeting. You will not be able to attend the Annual Meeting physically in person.
In order to attend the Annual Meeting, you must register at www.proxydocs.com/MAX prior to the registration deadline of May 3, 2026 at 5:00 p.m. Eastern Time. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting and to vote and submit questions to be answered at the Annual Meeting.
As part of the registration process, you must enter the control number located on your proxy card, voting instruction form, or Notice of Internet Availability. If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you will also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the registration process.
On the day of the Annual Meeting, May 5, 2026, stockholders may begin to log in to the virtual-only Annual Meeting 15 minutes prior to the Annual Meeting. The Annual Meeting will begin promptly at 10:00 a.m., Pacific Time.

We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the virtual-only Annual Meeting platform, including any difficulties voting or submitting questions, you may call the technical support number that will be posted in your instructional email.

Will I be able to ask questions at the Annual Meeting?
Our virtual Annual Meeting will allow stockholders to submit questions in advance during the registration period prior to the Annual Meeting. During the Annual Meeting, we will respond to appropriate questions submitted by stockholders during such period.
We will answer as many stockholder-submitted questions as time permits, and any questions that we are unable to address during the Annual Meeting will be answered following the meeting, with the exception of any questions that are irrelevant to the purpose of the Annual Meeting or our business or that contain inappropriate or derogatory references. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.
How do I vote at the Annual Meeting?
Voting at the Annual Meeting. Only stockholders and persons holding proxies from stockholders may attend our virtual-only Annual Meeting. If you hold your shares in your own name as a holder of record with our transfer agent, Computershare, and attend the Annual Meeting, you may vote at the virtual-only Annual Meeting. If your shares are held by a Nominee, that is, in “street name,” and you wish to vote at the virtual-only Annual Meeting, you will need to obtain a “legal proxy” from the Nominee that holds your shares of record. To attend the Annual Meeting and vote your shares, you must register for the Annual Meeting and provide the control number located on your Notice or proxy card. See “How do I attend the virtual Annual Meeting” above for further information.
Voting by Proxy. If your shares are registered directly in your name with our transfer agent, you have received a copy of proxy materials by mail. In that case, you may instruct the proxy holders named in the proxy card how to vote your shares of common stock in one of the following ways:
•    Vote online. To vote online, follow the instructions in the Notice or on your proxy card. You must have the stockholder identification number provided in your proxy card.
•    Vote by telephone. To vote by telephone, follow the instructions on your proxy card. You must have the stockholder identification number provided in your proxy card.
•    Vote by regular mail. If you received printed materials and would like to vote by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.
If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and voting instructions have been forwarded to you by that organization. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. You should instruct your broker or other Nominee how to vote your shares by following the voting instructions provided by your broker or nominee. If you request printed copies of the proxy materials by mail, you will receive a vote instruction form for this purpose.
Two of our officers, Patrick Thompson and Jeffrey Coyne, have been designated by our Board as proxies for voting on matters brought before the annual meeting. Each proxy properly received by us prior to the annual meeting, and not revoked, will be voted in accordance with the instructions given in the proxy. If you sign and submit your proxy card without specifying how you would like your shares voted, your shares will be voted in accordance with the Board’s recommendations specified in the next question and in accordance with the discretion of the person named on the proxy card with respect to any other matters that may be voted upon at the Annual Meeting or at any adjournment or postponement of the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you submit a proxy to vote your shares in advance of the Annual Meeting as described above so that your vote will be counted if you later decide not to attend or are unable to attend the Annual Meeting.
How does the Board recommend that I vote on each of the proposals?
The Board recommends that you vote:
•    FOR the election of Venmal (Raji) Arasu and Kathy Vrabeck as Class III directors to serve on our Board until our 2029 annual meeting of stockholders and until their successors are duly elected and qualified; and
•    FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.
Can I change my vote after I submit my proxy card?
If you cast a vote by proxy, you may revoke it at any time before it is voted by:
•    filing a written notice revoking the proxy with our Secretary at our address, provided that such notice is received by no later than May 4, 2026;
•    properly submitting to us a proxy with a later date;
•    submitting a vote at a later time online before the Annual Meeting; or
•    attending and voting at the Annual Meeting.

Unless you have received a legal proxy to vote the shares, if you hold your shares through a bank, broker or other nominee (each, a “Nominee”), that is, in “street name,” only that Nominee can revoke your proxy on your behalf. You may revoke a proxy for shares held by a Nominee by submitting new voting instructions to the Nominee or, if you have obtained a legal proxy from the Nominee giving you the right to vote the shares at the Annual Meeting, by attending the Annual Meeting and voting.
Who will count the votes?
We have retained Mediant Communications to tabulate the votes and serve as the independent inspector of elections for the Annual Meeting.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary results at the Annual Meeting. We will publish the final results of the voting in a Current Report on Form 8-K within four business days of the Annual Meeting.
What other information should I review before voting?
We are making this proxy statement, and our Annual Report on Form 10-K for our fiscal year ended December 31, 2025, available to all stockholders of record on the record date for the Annual Meeting for the first time on or about March 23, 2026. On such date, we are mailing to each stockholder of record on the record date for the annual meeting either a Notice Regarding the Availability of Proxy Materials informing the stockholder of how to electronically access a copy of this proxy statement and our Annual Report on Form 10-K and how to vote online (the “Notice”), or printed copies of such materials, if printed copies have been previously requested by the stockholder. If any stockholder who receives a Notice would like to receive printed copies of such materials, such printed copies may be requested by following the instructions contained in the Notice and will be provided free of charge.
You may obtain, free of charge, copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which contains additional information about the Company, by visiting our website at www.mediaalpha.com or by directing your request in writing to MediaAlpha, Inc., 700 South Flower Street, Suite 640, Los Angeles, CA 90017, Attention: Investor Relations. We will also furnish any exhibit to such Annual Report on Form 10-K if specifically requested in writing. Our Annual Report on Form 10-K is not part of the proxy solicitation materials, and the information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC.
Who will pay for the cost of this proxy solicitation?
We will bear all expenses incurred in connection with this solicitation. Our directors, officers and employees may solicit proxies personally, by telephone, via the Internet or by mail without additional compensation for such activities. We also will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send a proxy statement to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses. No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary.
Why didn’t I automatically receive a paper copy of the proxy statement, proxy card and annual report?
Pursuant to rules adopted by the SEC, we have elected to provide certain beneficial owners of our shares held in “street name” access to our proxy materials via the Internet.
How can I receive electronic access to the proxy materials?
You may access our proxy materials over the Internet at www.proxydocs.com/MAX. If you did not receive a paper copy of the proxy materials, the materials sent to you by your broker, nominee or other organization include instructions on how to request a printed set of the proxy materials by mail or an electronic set of materials by e-mail.
In addition, stockholders may request to receive future proxy materials in printed form, by mail or electronically by e-mail on an ongoing basis. Choosing to receive future proxy materials by e-mail will save the Company the cost of printing and mailing documents to you and will reduce the environmental impact of the Annual Meeting. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive future proxy materials by e-mail will remain in effect until you terminate it.
No person is authorized on our behalf to give any information or to make any representations with respect to the proposals other than the information and the representations contained in this proxy statement, and, if given or made, such information and/or representations must not be relied upon as having been authorized.

PROPOSAL 1: ELECTION OF DIRECTORS
Our Board consists of up to ten directors, excluding any directors elected by holders of any preferred stock pursuant to provisions applicable in the case of defaults and subject to applicable laws and stock exchange regulations. The exact number of directors will be fixed from time to time by resolution of the Board. Currently, the size of our Board is fixed at nine members, divided into three classes, and our Board is comprised of seven members. The current term of office of our Class III Directors expires at the Annual Meeting, while the term for our Class I Directors expires at the 2027 annual meeting and the term for our Class II Directors expires at the 2028 annual meeting. There is no limit on the number of terms a director may serve on our Board.
Pursuant to our stockholders’ agreement with White Mountains and the Founders, for so long as White Mountains or the Founders each owns at least 7,338,148 shares of our common stock, which is equal to 12.5% of our issued and outstanding shares of common stock as of the closing of our initial public offering (the “IPO”), such stockholder will be entitled to nominate two directors to serve on our Board. When such stockholder owns a number of shares of our common stock equal to less than 7,338,148 shares, but at least 2,935,259 shares (5% of our issued and outstanding shares of common stock as of the closing of the IPO), such stockholder will be entitled to nominate one director. Pursuant to the stockholders’ agreement, the Founders have designated Eugene Nonko and Steven Yi. White Mountains and the Founders have also agreed in the stockholders’ agreement to vote for each other’s Board nominees.
Directors Nominated for Election at the Annual Meeting
Upon unanimous recommendation by the Nominating and Corporate Governance Committee of the Board, the Board proposes that the following nominees, Venmal (Raji) Arasu and Kathy Vrabeck, each a current Class III Director, be elected for new terms extending until the 2029 annual meeting and until their successors are duly elected and qualified as Class III Directors. On March 16, 2026, Lara Sweet notified the Board that she would not stand for reelection as a Class III director for personal reasons, and so Ms. Sweet's service as a member of the Board will terminate as of the date of the Annual Meeting.

Name	Principal Occupation	Age	Director Since
Venmal (Raji) Arasu	Chief Technology Officer, Autodesk	56	2020
Kathy Vrabeck	Former Chief Operating Officer, The Beachbody Company	62	2020
Venmal (Raji) Arasu was appointed director of the Company upon the completion of the IPO. Since April 2021, Ms. Arasu has served as Executive Vice President and Chief Technology Officer of Autodesk, Inc., a leader in 3D design, engineering, and entertainment software and services. From January 2016 to April 2021, Ms. Arasu was Senior Vice President, Intuit Platform of Intuit Inc., a business and financial software company that develops and sells financial, accounting, tax preparation software, and related services for small businesses, accountants, and individuals. Ms. Arasu previously served as the Chief Technology Officer for StubHub, Inc., the online and mobile ticketing marketplace subsidiary of eBay Inc., from November 2011 to January 2016. At eBay, she served as the Vice President of Engineering from 2008 to 2011, and in other positions of increasing authority from 2001 to 2008. She has served as one of NIC Inc.’s directors since 2015. Ms. Arasu holds a B.S. in Computer Engineering from Pune University, Pune, India. Ms. Arasu is qualified to serve on the Board of Directors because of her engineering expertise and her technology, business strategy and management experience.
Kathy Vrabeck was appointed director of the Company upon the completion of the IPO and serves as the chair of our Board of Directors as well as the chair of the Compensation Committee and the Nominating and Corporate Governance Committee. From May 2022 to April 2025, Ms. Vrabeck served as Chief Operating Officer of The Beachbody Company, a leading health and wellness solutions company, and from April 2021 to May 2022, she was Chief Strategy Officer at The Beachbody Company. Prior to that, from October 2015 to April 2021, Ms. Vrabeck was a Senior Client Partner in the Los Angeles office of Korn Ferry, a global talent and organizational advisory firm, where she led Korn Ferry’s Consumer Digital sector. Prior to that, she was a Partner at Heidrick & Struggles International, Inc., an executive search firm, where she served as both Global Sector Leader of their Media, Entertainment and Digital practice and partner-in-charge of the Los Angeles office. Prior to that, Ms. Vrabeck was with Legendary Entertainment, a media company, from March 2009 to March 2011 where she served as President, Legendary Digital and was responsible for the creation, management and delivery of digital entertainment, with a focus on video games, across current and next-generation platforms. From May 2007 to November 2008, Ms. Vrabeck was with Electronic Arts, Inc., a developer, marketer, publisher and distributor of video games (“EA”), where she served as President, EA Casual Entertainment. Ms. Vrabeck received a bachelor’s degree in French and economics from DePauw University and an M.B.A. from Indiana University. Ms. Vrabeck is qualified to serve on our Board of Directors because of her expertise in digital media and her management and board experience.
Unless otherwise instructed, each proxy received by us will be voted in favor of the election of the nominees named above as directors. Each of the nominees has consented to serve if elected. All of our director nominees are current members of our Board. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxy holders will vote for the substitute nominee designated by the Board.
The Board unanimously recommends a vote FOR the election of each of the two director nominees named above.

Other Continuing Directors
The following directors will continue to serve on our Board after the Annual Meeting:

Name	Principal Occupation	Age	Class	Term Expires	Director Since
Brad Hunt	Former Chief Executive Officer, Optum Rx Home Delivery Pharmacy	57	II	2028	2025
Ramon Jones	Former Chief Marketing Officer, Nationwide Insurance	56	I	2027	2025
Eugene Nonko	Chief Architect, MediaAlpha, Inc.	44	I	2027	2020
Steven Yi	Chief Executive Officer, MediaAlpha, Inc.	55	II	2028	2020
Bradley Hunt was appointed director of the Company in March 2025. Mr. Hunt served in various executive leadership positions at UnitedHealthGroup, Inc. (“UHG”), a Fortune 5 healthcare company, from August 2007 to March 2025. From January 2024 to March 2025, Mr. Hunt served as Chief Executive Officer of Optum Rx Home Delivery Pharmacy. Prior to that, from August 2022 to January 2024, Mr. Hunt was Senior Vice President, Strategic Initiatives, where he led critical enterprise programs including marketing technology and a key joint venture. Prior to this role, from January 2015 to August 2022, Mr. Hunt was Chief Marketing Officer, Government Programs, where he led the implementation of omnichannel marketing activities for United Healthcare’s Medicare and Retirement and ACA business units, and served as Chief Marketing Officer, Insurance Solutions from July 2008 to January 2015. Before joining UHG, Mr. Hunt served as General Manager, Consumer Division at IAC Corp’s Entertainment Publications, Inc. Mr. Hunt holds an M.B.A. from Duke University’s Fuqua School of Business and a B.S. in Business Administration from Miami University. Mr. Hunt is qualified to serve on our Board of Directors because of his extensive healthcare industry expertise, strategic marketing leadership, and significant experience in digital transformation, consumer engagement, and management of large organizations.
Ramon Jones was appointed director of the Company in November 2025. From November 2019 to March 2025, Mr. Jones served as Executive Vice President and Chief Marketing Officer of Nationwide Mutual Insurance Company ("Nationwide"), a Fortune 100 provider of insurance and financial services. Prior to such role, Mr. Jones served in several senior marketing, strategy and general leadership positions at Nationwide over his 25 year career with the company. Before joining Nationwide, Mr. Jones was a Manager in Accenture's Financial Services Strategy Practice, where he advised major insurance carriers on customer segmentation, distribution channel strategy, and digital transformation initiatives. Mr. Jones holds a Bachelor of Science degree in Business Administration from Villanova University and a Master of Business Administration degree from The Wharton School, University of Pennsylvania. Mr. Jones is qualified to serve on our Board of Directors because of his extensive property and casualty insurance industry expertise, strategic marketing leadership, and significant experience in digital transformation, consumer engagement, and management of large organizations.
Eugene Nonko has served as the Chief Technology Officer of the Company (including its predecessor) since June 2011. Mr. Nonko will step down as Chief Technology Officer in June 2025 and remain as a director of the Company. Prior to joining the Company, Mr. Nonko served as Vice President, Research and Development at Oversee.net, a technology-driven media company that owned and operated a portfolio of consumer and business-to-business properties, from 2004 to 2010, and served as a Software Engineer at Microsoft, a leading multinational technology company, from 2001 to 2004. Mr. Nonko received his B.S. and M.S. in Information Technology and Economics from Altai State Technical University.
Steven Yi has served as the Chief Executive Officer of the Company (including its predecessor) since June 2011. Prior to joining the Company, Mr. Yi co-founded and served as the Chief Executive Officer of Fareloop LLC, a travel comparison website, from 2009 to 2011, and served as Senior Vice President and General Manager, Marketing Services, at Oversee.net, a technology-driven media company that owned and operated a portfolio of consumer and business-to-business properties, from 2007 to 2009. Mr. Yi received his undergraduate degree in East Asian Studies from Harvard University and his J.D. from Harvard Law School.
Other Directorships
Ms. Arasu previously served on the board of directors of one other publicly reporting company, NIC Inc., from May 2015 to April 2021. Mr. Jones has served on the board of directors of one other publicly reporting company, Pubmatic, Inc., since December 2023. Ms. Sweet has served on the board of directors of one other publicly reporting company, Entravision Communications Corporation, since October 2023. Ms. Vrabeck previously served on the boards of directors of three other publicly reporting companies, Medicine Man Technologies, Inc. from November 2023 to March 2026, UTA Acquisition Corp. from July 2021 to September 2023, and GameStop, Inc. from July 2012 to June 2021. Mr. Yi has served on the board of directors of one other publicly reporting company, White Mountains Insurance Group, Ltd., since May 2023. No other director of the Company currently serves, or during the past five years has served, on the board of directors of any other publicly reporting company or investment company.

BOARD COMPOSITION AND PRACTICES
Ensuring the Board is composed of directors who possess a wide variety of relevant skills, professional experience and backgrounds, bring diverse viewpoints and perspectives, and effectively represent the long-term interests of shareholders is a top priority of the Board and the Nominating and Corporate Governance Committee.
•    71% of our Board members are independent directors;
•    43% of our Board members are women;
•    43% of our Board members are racially and/or ethnically diverse;
•    the Board and each of its Committees are chaired by women;
•    each of the Board's Committees is comprised solely of independent directors;
•    the Board and the Nominating and Corporate Governance Committee regularly evaluate the size and composition of the Board to ensure appropriate alignment with the Company’s evolving business and strategic needs; and
•    the Board and each of its Committees, with the guidance of the Nominating and Corporate Governance Committee, conducts an annual self-assessment to evaluate their effectiveness.

CORPORATE GOVERNANCE AND BOARD STRUCTURE
Corporate Governance Guidelines
Our Board has adopted corporate governance guidelines that serve as a flexible framework within which our Board and its committees operate. These guidelines cover a number of areas, including the size and composition of the Board, Board membership criteria and director qualifications, director responsibilities, Board agenda, roles of the Chair of the Board, Chief Executive Officer and presiding director, meetings of independent directors, committee composition, Board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. The Board reviews these corporate governance guidelines annually and whenever circumstances warrant.
Board Leadership Structure
Our Board leadership structure includes an independent, non-executive Chair of the Board, Kathy Vrabeck. Ms. Vrabeck has authority, among other things, to call and preside over Board meetings and set meeting agendas, as well as to preside over and establish agendas for executive sessions of the independent directors, giving her substantial authority to shape the work of the Board. The Board believes that her independence, coupled with her experience in public company governance, enhances the effectiveness of the Board as a whole and makes her chairpersonship in the best interests of the Board, the Company and its stockholders. Periodically, our Nominating and Corporate Governance Committee assesses this role and the Board leadership structure to ensure the interests of the Company and its stockholders are best served. Our Board has determined that its current structure is in the best interests of the Company and its stockholders at this time.
Director Independence
Our corporate governance guidelines provide that our Board shall consist of such number of directors who are independent as is required and determined in accordance with applicable laws and regulations and requirements of the NYSE and SEC rules. The Board has determined affirmatively, based upon its review of all relevant facts and circumstances and after considering all applicable relationships of which the Board had knowledge, between or among the directors and the Company or our management (some of such relationships are described in the section of this proxy statement entitled “Certain Relationships and Related Party Transactions”), that each of the following directors (or former directors who served in that capacity during 2025) and director nominees is independent under the listing standards of the NYSE: Venmal (Raji) Arasu, Anthony Broglio, Christopher Delehanty, Bradley Hunt, Ramon Jones, Jennifer Moyer, Lara Sweet and Kathy Vrabeck. Our Board also determined that Venmal (Raji) Arasu, Lara Sweet and Kathy Vrabeck, who serve on our Audit Committee, satisfy the independence standards for that committee established by the SEC and the rules of the NYSE; that Venmal (Raji) Arasu, Lara Sweet and Kathy Vrabeck, who serve on our Compensation Committee, satisfy the independence standards for that committee established by the SEC and the rules of the NYSE; and that Bradley Hunt, Lara Sweet and Kathy Vrabeck, who serve on our Nominating and Corporate Governance Committee, satisfy the independence standards for that committee established by the rules of the NYSE. In making such determinations, our Board considered the relationships that each such non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director and any institutional stockholder with which he or she is affiliated.
Board’s Role in Oversight of Strategy
Our Board oversees the Company’s long-term strategy, including evaluating key market opportunities, trends and competitive developments. Strategic matters also inform the Board’s oversight of risk, as described below, as well as committee-level discussions of a range of issues. While the Board and its committees oversee our strategic planning, our management is responsible for executing our business strategy. To monitor performance against our strategic goals, the Board receives regular updates from senior management. Each director brings their talents, insights and experiences to these strategy discussions. These Board discussions are supplemented between meetings through engagement with senior management and updates to the Board on significant items, such as major corporate actions. The Board’s oversight and management’s execution of the Company’s business strategy are conducted with a long-term mindset and a focus on assessing both opportunities for and potential risks to the Company. However, our Board believes that its process for monitoring strategic matters also enables it to effectively evaluate their impact on short- and medium-term Company performance, as well as on the Company’s operations.
Board’s Role in Oversight of Risk
Management continually monitors the material risks we face, including financial risk, strategic risk, enterprise and operational risk, legal, regulatory and compliance risk and reputational risk. The Board, as a whole and at the committee level, has an active role in, and is responsible for, exercising oversight of management’s identification and management of, and planning for, those risks. In fulfilling this oversight role, our Board focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. Our Board performs these functions in a number of ways, including the following:
•    at its regularly scheduled meetings, the Board receives updates on our business operations, financial results, committee activities, strategy and personnel, and legal and compliance matters, and discusses risks related to the business;
•    the Audit Committee assists the Board in its oversight of risk management by monitoring our financial compliance (i.e., accounting and financial reporting), our internal controls and any audit steps taken in light of material control deficiencies (if any), as well as by overseeing the Company’s cybersecurity, artificial intelligence and other enterprise risk management programs, including reviewing our policies regarding risk management, our major risk exposures, and the steps management has taken to monitor and mitigate such exposures, including the Company’s risk assessment and risk management policies and programs;
•    the Compensation Committee assists the Board by overseeing risks related to our compensation policies, plans and practices;

•    the Nominating and Corporate Governance Committee assists the Board by monitoring and overseeing the management of risks related to corporate governance matters, including risks relating to director independence, Board composition and succession and overall Board effectiveness, as well as by evaluating the performance of and succession planning for our executive leadership team; and
•    through management updates and committee reports, the Board monitors our risk management activities, including risks relating to our compensation programs, operational, financial, legal, compliance, cybersecurity, artificial intelligence and reputational risks, as well as sustainability matters.
We believe the leadership structure of our Board supports and promotes effective risk management and oversight.
Board’s Role in Management Succession Planning
Our Board considers succession planning and development to be a critical part of the Company’s long-term strategy. The Nominating and Corporate Governance Committee defines the skills, attributes, and other criteria to be used for succession plans for the Chief Executive Officer (“CEO”) and senior management, oversees succession and development plans, and at least annually reviews such succession and development plans with our CEO. With regard to CEO succession planning, the Nominating and Corporate Governance Committee regularly discusses potential CEO candidates, their readiness and their development. The Board also takes an active role in the oversight of overall talent management and has opportunities to engage with high potential and emerging leaders and interact with and assess talent throughout the organization.
Meetings of Board of Directors and Committees
The Board met six times during 2025. Each incumbent member of the Board attended 75% or more of the meetings of the Board and of the committees on which he or she served that were held during the period for which he or she was a director or committee member, respectively. We do not have a policy on director attendance at our Annual Meeting; however, generally, we expect that all directors will attend such meetings.
Our corporate governance guidelines provide that the independent directors serving on the Board should hold an executive session at least once a year. In accordance with such guideline, the Board generally schedules executive sessions in conjunction with its quarterly meetings. The executive sessions are chaired by our Chair of the Board and facilitate candid discussion of the independent directors’ viewpoints regarding the performance of management and the Company.
Committees of Our Board
Our Board has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Each committee operates under a written charter adopted and reviewed annually by our Board, which satisfy the applicable standards of the SEC and NYSE. The current charters for each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are available on our website at https://investors.mediaalpha.com/corporate-governance/governance-overview. We will also provide electronic or paper copies of the standing committee charters free of charge, upon request made to our Secretary. The principal functions of each committee are briefly described below. Our Board may establish other committees from time to time as deemed appropriate by our Board based on the needs of our Board and the Company.
Audit Committee
As of the date of this proxy statement, our Audit Committee was comprised of three directors: Lara Sweet (Chair), Venmal (Raji) Arasu, and Kathy Vrabeck. Our Board has affirmatively determined that each member of the Audit Committee meets the definition of an “independent director” for purposes of serving on an audit committee under Rule 10A-3 of the Exchange Act and NYSE rules. The Audit Committee met five times during 2025.
Our Audit Committee has the responsibility to, among other things:
•    review and evaluate our annual and quarterly financial statements and reports, and discuss these statements and reports with our independent registered public accounting firm and management;

•    assess the independence and qualifications of, appoint and, where appropriate, replace our independent registered public accounting firm;
•    evaluate the performance of our independent registered public accounting firm;
•    review the proposed scope and results of the audit, and serve as the primary point of contact with our independent registered public accounting firm through the audit process with respect to key audit matters;
•    review and pre-approve audit and non-audit fees and services;

•    review accounting and financial controls with our independent registered public accounting firm and our financial and accounting staff, and oversee the process of addressing any issues that arise with respect to the scope, adequacy and effectiveness of these controls;
•    assess and oversee the implementation of new accounting standards with management and our independent registered public accounting firm;
•    oversee our financial structure, financial condition and capital strategy;
•    review and approve transactions between us and our directors, officers and affiliates;
•    recognize and prevent prohibited non-audit services;
•    establish procedures for complaints received by us regarding accounting and financial reporting matters;
•    oversee internal audit functions;
•    review and oversee our information security and artificial intelligence risk assessment and management programs and our response to significant information security incidents, and approve materiality assessments relating to such incidents; and
•    review and evaluate our other primary risk exposures and management’s risk assessment and management policies and processes.
Our Board has determined that Lara Sweet and Kathy Vrabeck are each an “audit committee financial expert” as defined by applicable SEC rules.
Compensation Committee
As of the date of this proxy statement, our Compensation Committee was comprised of three directors: Kathy Vrabeck (Chair), Venmal (Raji) Arasu and Lara Sweet. Our Board has determined that each member of the Compensation Committee is “independent” as that term is defined in the applicable SEC and NYSE rules. The Compensation Committee met six times during 2025.
Our Compensation Committee has the responsibility to, among other things:
•    review and determine the compensation arrangements for our executive officers;
•    establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;
•    administer our stock incentive plans;
•    evaluate and make recommendations to our Board regarding the compensation of our Board and its committees;
•    evaluate the potential risks related to our compensation programs;
• administer and periodically review our incentive-based compensation recovery policy;
•    review our strategies, policies, and/or effects related to pay equity and human capital management; and
•    review the independence of any compensation advisers engaged by our Compensation Committee.
Except as prohibited by law, applicable regulations of the NYSE, our amended and restated certificate of incorporation or our amended and restated by-laws, the Compensation Committee may delegate its responsibilities to subcommittees or individuals.

Nominating and Corporate Governance Committee
As of the date of this proxy statement, our Nominating and Corporate Governance Committee was comprised of three directors: Kathy Vrabeck (Chair), Bradley Hunt, and Lara Sweet. Our Board has determined that each member of the Nominating and Corporate Governance Committee is “independent” as that term is defined in the applicable NYSE rules. The Nominating and Corporate Governance Committee met four times during 2025. Our Nominating and Corporate Governance Committee has the responsibility to, among other things:
•    identify, evaluate and make recommendations to our Board regarding prospective director nominees;
•    oversee the evaluation of our Board and its committees;
•    review developments in corporate governance practices;
•    review our corporate governance guidelines and evaluate the adequacy of our corporate governance practices and reporting;
•    evaluate the performance of, and review succession plans for, our Chief Executive Officer and other executive management;
•    oversee management’s efforts with respect to environmental, social and governance (“ESG”) matters and other corporate social responsibility matters;

•    review and make recommendations to our Board regarding proposed amendments to our certificate of incorporation and by-laws; and
•    review and make recommendations to our Board regarding stockholder proposals.
Communications with the Board
Stockholders and other interested parties who wish to communicate with our Board, our Chair Kathy Vrabeck, our non-management directors as a group, any of the committees or any of the individual non-employee directors may do so by sending a letter to the intended recipient, in the care of our Secretary, at MediaAlpha, Inc., 700 South Flower Street, Suite 640, Los Angeles, CA 90017. Such correspondence will be relayed to the appropriate director or directors as appropriate. Stockholders may communicate with Mr. Nonko and/or Mr. Yi, the Board’s employee directors, by sending a letter addressed to one or both of them at MediaAlpha, Inc., 700 South Flower Street, Suite 640, Los Angeles, CA 90017.
Consideration of Director Candidates
The Nominating and Corporate Governance Committee evaluates director candidates in accordance with the director membership criteria described in our corporate governance guidelines and our policy statement regarding director nominations. In addition to satisfying relevant independence standards and the requirements of Section 8 of the Clayton Act, the following are the minimum qualifications that candidates for the Board must possess:
•    minimum of 21 years of age at the time they commence their term and will not be eligible for nomination or re-nomination to the Board if they are older than age 72;
•    demonstrated reputation for integrity, judgment, acumen, and high professional and personal ethics;
•    financial literacy and significant experience at the policy-making level in business, government or the non-profit sector;

•    time and ability to make a constructive contribution to the Board, and a clear commitment to fulfilling fiduciary duties and serving the interests of all the Company’s stockholders; and
•    an expectation of regularly attending meetings, staying informed about the Company and its businesses, participating in the discussions of the Board and its committees, complying with applicable Company policies, and taking an interest in the Company’s businesses and providing advice and counsel to the Chair of the Board and Chief Executive Officer.
The Nominating and Corporate Governance Committee reviews a candidate’s qualifications to serve as a member of our Board based on the skills and characteristics of the individual as well as the overall composition of our Board in light of the Company’s current and expected structure and business needs, regulatory requirements, the diversity of backgrounds and viewpoints represented on the Board and committee membership requirements. The Nominating and Corporate Governance Committee evaluates a candidate’s professional skills and background, experience at the policy-making level in the business, government or non-profit sectors or as a director of a widely-held public corporation, financial literacy, age, independence and past performance (in the case of incumbent candidates), along with qualities expected of all directors, including integrity, judgment, acumen, high professional and personal ethics, familiarity with our business and the time and ability to make a constructive contribution to our Board. The Nominating and Corporate Governance Committee believes it would be desirable for new candidates to contribute to the variety of viewpoints on the Board, which may be enhanced by a mix of different professional backgrounds and experiences.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee considers and reviews all candidates in the same manner regardless of the source of the recommendation. Our amended and restated by-laws provide that any stockholder of record entitled to vote for the election of directors at the applicable meeting of stockholders may nominate persons for election to our Board, if such stockholder complies with the applicable notice procedures, which are discussed on page 48 of this proxy statement.
Board Self-Evaluation Process
Pursuant to New York Stock Exchange requirements, the Board’s Corporate Governance Guidelines and the charters of each of the Board’s committees, the Board and each of its committees are required to conduct self-evaluations of their performance. The Board recognizes that a robust and constructive evaluation process is an essential component of good corporate governance. These self-evaluations, which are conducted annually, are intended to facilitate a candid assessment and discussion by the Board and each committee of its effectiveness as a group in fulfilling its responsibilities, evaluating its performance and identifying areas for improvement. Each director is expected to participate and provide feedback on a range of topics, including: the Board and committee agendas; meetings; practices and dynamics; Board refreshment; committee structure, membership and leadership; the flow of information to and from the Board and its committees; management succession planning; and shareholder engagement.
Stock Ownership Guidelines
The Board has adopted stock ownership guidelines to align the interests of our directors and executive officers with those of our shareholders. The guidelines provide that (a) non-employee directors should each own MediaAlpha stock with a value of at least five times the annual cash retainer for non-employee directors, excluding any additional retainer based on committee memberships or chairships, (b) our Chief Executive Officer should own MediaAlpha stock with a value of at least six times his annual base salary, (c) our Chief Financial Officer should own MediaAlpha stock with a value of at least three times his annual base salary, and (d) other executive officers should each own MediaAlpha stock with a value of at least two times his or her annual base salary. The guidelines further provide that each such director or executive officer must retain 75% of all shares of MediaAlpha stock acquired from the exercise or settlement of equity awards (calculated on an after-tax basis and disregarding any shares of MediaAlpha stock surrendered or sold to cover any applicable exercise price or tax obligation) until such executive has satisfied the requirements of the guidelines.
Corporate Responsibility
Environmental and Governance
We are committed to growing our business in a sustainable and socially responsible manner. We are currently pursuing an initiative to assess our environmental and governance related practices and disclosures, to identify priorities that align with our commitment to long-term value creation for shareholders, and to develop and implement action plans to pursue such priorities. As part of this effort, we have conducted an assessment of our Scope 1, 2 and 3 greenhouse gas emissions sources and estimating our emissions in each such category in accordance with the Carbon Disclosure Project (CDP) Framework, and are seeking to identify opportunities to reduce such emissions. We have also conducted an assessment of our climate-related financial risks in line with the recommendations of the Task Force on Climate-Related Financial Disclosures (TCFD), which is available on our website at https://investors.mediaalpha.com/corporate-governance/governance-overview, with additional assessments to be performed biennially, as required by California law.
Core Values
We are committed to fostering, cultivating, and maintaining a culture of equal opportunity. Our philosophy and actions are built on the premise that as an employer and citizens of our communities, we can create opportunities for lasting change. Our core values speak to the importance of individuality, transparency, and challenging ourselves to actively learn and grow together. As we look ahead, we will continue to assess our company practices with the intent of creating sustainable programs over the long-term.
Code of Business Conduct and Ethics
Our Board has adopted a code of business conduct and ethics (the “Code of Ethics”), which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Ethics is available upon written request to our Corporate Secretary or on our website at https://investors.mediaalpha.com/corporate-governance/governance-overview. If we amend or grant any waiver from a provision of our Code of Ethics that applies to any of our executive officers, we will publicly disclose such amendment or waiver on our website and as required by applicable law.
Insider Trading Policy
The Company has adopted an Insider Trading Policy governing the purchase, sale or other disposition of the Company’s securities by the Company and its directors, officers, employees and certain of their related persons that the Company believes is reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to the registrant. In general, the Insider Trading Policy prohibits trading in Company securities, or in the securities of any other company, by the Company and its directors, officers, employees and certain of their related persons at any time when they are in possession of material nonpublic information regarding the issuer of such securities. The Insider Trading Policy also prohibits disclosing or giving material nonpublic information to others who may trade on the basis of that information or to advise others how to trade while in possession of material nonpublic information. The Insider Trading Policy also imposes quarterly trading blackout periods which commence on the 15th day of the third month of each fiscal quarter and expire at the beginning of the first day that follows a full day of trading after the release of the Company’s financial results for such period. To help prevent violations of insider trading rules, the Insider Trading Policy also requires all directors, executive officers and other designated employees to pre-clear all transactions in Company securities (and the adoption, amendment or termination of any 10b5-1 trading plan) with the Company’s general counsel.
Under the Insider Trading Policy, no director, officer or employee may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities at any time. The Insider Trading Policy also prohibits other hedging transactions without the prior approval of the Company’s general counsel, and prohibits any pledge of Company securities by any director, officer or employee without the prior approval of the Audit Committee. None of our directors or executives have engaged in any hedging transactions with respect to our stock and none of our directors or executives have engaged in any pledging transactions with respect to our stock.

Director Compensation for Fiscal Year 2025
The following table summarizes the compensation earned by, or awarded or paid to, those directors who, for the fiscal year ended December 31, 2025, were compensated for their service as directors. None of the other directors (i.e., those not listed in the table) earned, were awarded or were paid any compensation from us for the fiscal year ended December 31, 2025, for their service as directors.

Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2)	Total ($)
Venmal (Raji) Arasu	65,000	240,009	305,009
Brad Hunt	41,249	261,723	302,972
Ramon Jones	8,333	96,353	104,686
Lara Sweet	78,750	240,009	318,759
Kathy Vrabeck	132,499	240,009	372,508
(1)    Reflects the cash retainers paid to such director for service on our Board and committees during 2025.
(2)    Represents the aggregate grant date fair value of the restricted stock unit ("RSU") awards granted to each director, computed in accordance with Accounting Standards Codification Topic 718 as issued by the Financial Accounting Standards Board (“ASC Topic 718”). Each of Ms. Arasu, Mr. Hunt, Ms. Sweet, and Ms. Vrabeck received an annual RSU award on May 14, 2025 of 23,100 RSUs with a grant date fair value of $240,009. In addition, in connection with their appointment to the Board, Mr. Hunt received a prorated annual grant of 2,350 RSUs on March 31, 2025 with a grant date fair value of $21,714, and Mr. Jones received a prorated annual grant of 7,250 RSUs on November 14, 2025 with a grant date fair value of $96,353. The prorated award to Mr. Hunt vested on May 14, 2025, and the other awards will vest in full on the earlier of (a) the one-year anniversary of the date of grant and (b) the date of the Company’s 2026 Annual Meeting of Stockholders, subject to continued service through the applicable vesting date. The aggregate number of RSUs outstanding at 2025 fiscal year end for each such director was 23,100, other than for Mr. Jones, who had 7,250 RSUs outstanding at year end.
In 2025, based on a competitive market analysis conducted by ClearBridge, the Compensation Committee approved certain increases to our director compensation policy (specifically on the annual cash retainer, annual equity award, and annual retainer for the chairperson of our Board of Directors), in order to align each with market pay levels among our peer companies. Under the Company’s director compensation policy as so revised, each non-employee director is entitled to receive:
•    an annual cash retainer of $50,000, payable quarterly in arrears; and
•    annual equity-based compensation of $200,000 in the form of RSUs, subject to the terms described below.
Annual equity awards will be granted to each director as of the date of each annual stockholder meeting, prospectively for the year of service following the annual stockholder meeting. The number of RSUs granted shall be determined by dividing $200,000 by the average closing price of a share of the Company’s Class A common stock for the ten (10) trading day period ended on the Friday immediately preceding the grant date of such award, rounded up to the next 50 shares, and such RSUs shall vest in full on the earlier of (x) the one-year anniversary of the grant date and (y) the following year’s annual stockholder meeting, subject to continued service. Any non-employee director who joins our Board of Directors mid-year will receive prorated annual cash retainers and a prorated annual RSU award (granted at the time of appointment) during the director’s first year of service.
In addition, our director compensation policy provides for annual retainers for the chairperson of our Board of Directors, lead independent director (if applicable), committee chairs and committee members, in the following amounts:
•    $60,000 for the chair;
•    $20,000 for the lead independent director (if not the chair);
•    $20,000 for the chair of our Audit Committee;
•    $15,000 for the chair of our Compensation Committee;
•    $10,000 for the chair of our Nominating and Corporate Governance Committee;
•    $10,000 for each member of the Audit Committee, other than the chair;
•    $7,500 for each member of the Compensation Committee, other than the chair; and
•    $5,000 for each member of the Nominating and Corporate Governance Committee, other than the chair.
In November 2025, the Board of Directors approved a Deferred Share Unit Subplan (the "Subplan") under the Company's 2020 Omnibus Incentive Plan, which allows members of the Board of Directors and other eligible senior management personnel to elect to defer time- and performance-based RSUs granted under the 2020 Omnibus Incentive Plan. Pursuant to such Subplan, in December 2025, Ms. Vrabeck and Mr. Hunt elected to defer a portion of their annual RSU awards granted in 2025 and all of their annual RSU awards that will be granted in 2026.

PROPOSAL 2: RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has appointed the accounting firm of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2026. Stockholder ratification of the appointment of PricewaterhouseCoopers LLP is not required by law, the NYSE or the Company’s organizational documents. However, as a matter of good corporate governance, the Board has elected to submit the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification at the Annual Meeting. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders. If stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm. PricewaterhouseCoopers LLP has served as our auditor since 2017 and is considered by our audit committee to be well-qualified. PricewaterhouseCoopers LLP has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of our subsidiaries in any capacity.
A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will be given the opportunity to make a statement at the Annual Meeting if he or she so desires and will be available to respond to appropriate questions submitted by stockholders.
A majority of all of the votes cast at the Annual Meeting at which a quorum is present in person or represented by proxy is required for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026. We will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes will have no effect on this proposal.
The Board unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
Fee Disclosure
The following is a summary of the fees billed by PricewaterhouseCoopers LLP for professional services rendered for us for the fiscal years ended December 31, 2025 and 2024:

	2025	2024
Audit Fees	$2,503,800	$2,866,150
Audit-Related Fees	215,000	50,000
Tax Fees	—	—
All Other Fees	2,000	144,000
Total	$2,720,800	$3,060,150
Audit Fees
“Audit Fees” include fees billed for professional services rendered in connection with the integrated audit of our annual consolidated financial statements, performance of interim reviews of our quarterly consolidated financial statements, issuances of consents, and similar matters.

Audit-Related Fees
“Audit-Related Fees” consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements, and are not reported under “Audit Fees”. Audit-related fees for fiscal 2025 and 2024 relate to procedures performed for attestation services for a Service Organization Controls 2 (“SOC 2”) report that are not required by any statute or regulation.
Tax Fees
“Tax Fees” consist of fees and related expenses for professional services for domestic and international tax advisory and compliance services. There were no Tax Fees incurred in fiscal 2025 or 2024.
All Other Fees
“All Other Fees” consist of fees and related expenses for products and services other than services described above, including fees to the independent registered public accounting firm or its affiliates for annual subscriptions to online accounting research software applications and data. Other fees for fiscal 2024 also include fees in connection with SOC 2 readiness for the Company’s technology platform.

Our Audit Committee considers whether the provision by PricewaterhouseCoopers LLP of any services that would be required to be described under “All Other Fees” would be compatible with maintaining PricewaterhouseCoopers LLP’s independence from both management and the Company.
Audit Committee Pre-Approval Policies and Procedures
Consistent with SEC rules, the Audit Committee has the responsibility for appointing, setting compensation for and overseeing the work of our independent registered public accounting firm. As such, the Audit Committee has established a policy of pre-approving all audit and permissible non-audit services provided to us by our independent registered public accounting firm. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise that make it necessary to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval prior to engagement. All audit and audit-related services provided by PricewaterhouseCoopers LLP during 2024 and 2025 were approved by the Audit Committee pursuant to this policy.
The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.
The Audit Committee reviewed and discussed the services, in addition to audit services, rendered by PricewaterhouseCoopers LLP during 2025, as well as the fees paid therefor, and has determined that the provision of such other services by PricewaterhouseCoopers LLP, and the fees paid therefor, were compatible with maintaining PricewaterhouseCoopers LLP’s independence.

AUDIT COMMITTEE REPORT
The information contained in this audit committee report shall not be deemed to be (a) “soliciting material,” (b) “filed” with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, (c) subject to Regulations 14A or 14C of the Exchange Act, or (d) subject to the liabilities of Section 18 of the Exchange Act. Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Exchange Act, that might incorporate this proxy statement or future filing with the SEC, in whole or in part, the following report shall not be deemed incorporated by reference into any such filing.
The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee and is available on the Company’s internet website at http://investors.mediaalpha.com/corporate-governance/governance-overview. Our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.
The undersigned members of the Audit Committee of the Board submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2025 as follows:
1.    the Audit Committee has reviewed and discussed with management the audited financial statements of MediaAlpha, Inc. and its subsidiaries for the fiscal year ended December 31, 2025, and PricewaterhouseCoopers LLP’s evaluation of the company’s internal control over financial reporting;
2.    the Audit Committee has discussed with representatives of PricewaterhouseCoopers LLP the matters required to be discussed with them by Auditing Standard No. 16, “Communications with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board; and
3.    the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for filing with the SEC.
Submitted by our Audit Committee
Lara Sweet (Chair)
Venmal (Raji) Arasu
Kathy Vrabeck

EXECUTIVE OFFICERS
The following table sets forth information as of the date hereof regarding individuals who serve as our executive officers:

Name	Age	Position
Steven Yi	55	Chief Executive Officer, President, and Co-Founder
Patrick Thompson	46	Chief Financial Officer and Treasurer
Jeffrey Coyne	59	General Counsel and Secretary
Keith Cramer	45	Chief Revenue Officer
Amy Yeh	48	Chief Technology Officer
The biography of Steven Yi is presented on page 6. The biographies of our other executive officers are set forth below.
Patrick Thompson has served as the Chief Financial Officer of the Company since December 2021. Prior to joining the Company, Mr. Thompson served at Expedia Group, Inc., a global online travel company, in various senior financial roles, including as Chief Financial Officer, Retail from March 2021 to November 2021, as Interim Head, Investor Relations from January 2021 to November 2021, as Senior Vice President, Corporate Finance from 2019 to 2021, as Vice President, Corporate Financial Planning & Analysis from 2018 to 2019, as Vice President, Strategy and Analytics, Expedia Partner Solutions from 2016 to 2018, and as Vice President, Corporate Development from 2015 to 2016. Prior to joining Expedia, Mr. Thompson served as a management consultant at Bain & Company, Inc., a leading management consulting firm, and as an associate at Bain Capital LP, a global alternative investment firm. Mr. Thompson received his B.A. in Physics and Mathematics from Bowdoin College and his M.B.A. from the Tuck School of Business.
Jeffrey Coyne has served as General Counsel and Secretary of the Company since May 2021. Prior to joining the Company, Mr. Coyne served as Executive Vice President, General Counsel and Secretary of Veritone, Inc. a leading provider of artificial intelligence (AI) technology and solutions, from 2016 to 2021. Mr. Coyne served as Senior Vice President, General Counsel and Corporate Secretary of Newport Corporation, a global supplier of advanced technology products that was acquired by MKS Instruments, Inc., from 2004 to 2016, and served as Vice President, General Counsel and Corporate Secretary of Newport Corporation from 2001 to 2004. Prior to that, Mr. Coyne was a partner in the Corporate and Securities Law Department of Stradling Yocca Carlson & Rauth, a technology-focused law firm. Mr. Coyne received his undergraduate degree in Economics from Duke University and his J.D. from the University of Southern California Law Center.
Keith Cramer has served as our Chief Revenue Officer since February 2025. Previously, Mr. Cramer served as Senior Vice President, Supply Partnerships, of the Company from March 2014 to February 2025. Prior to joining the Company, Mr. Cramer served as a Vice President at Vantage Media, an advertising technology company that specialized in online customer acquisition in the insurance and education verticals, from 2012 to 2014. Prior to that, Mr. Cramer served at QuinStreet, an online performance marketing company that provides online platform solutions to match consumers with brands in digital media, as Senior Director, Insurance, from 2010 to 2012, as Director, Insurance, from 2009 to 2010, and as Senior Manager, SureHits Publishing, from 2008 to 2009. Mr. Cramer received his undergraduate degree in Management and Economics from the University of Florida, Warrington College of Business Administration and his M.B.A. from Oklahoma Christian University.

Amy Yeh has served as our Chief Technology Officer since July 2025. Previously, Ms. Yeh served as the Company's Senior Vice President, Technology from January 2019 to June 2025 and as its Vice President, Engineering from March 2015 to December 2018. Prior to joining the Company, Ms. Yeh served as the Chief Technology Officer at Wedge Buster, a gaming company specializing in sports gaming and fantasy sports on social networks and mobile platforms, from 2011 to 2015, and served as the Chief Product Officer at Federated Media Publishing, a digital content and marketing company that delivers advertising opportunities and engagement tools to reach agencies’ and brands’ target audiences, from 2010 to 2011. Prior to that, Ms. Yeh served as Senior Vice President, New Media and Digital Technology at STAR TV, a premier satellite television broadcaster in Asia, from 2008 to 2009. Ms. Yeh received her undergraduate degree in Computer Science and Integrated Biology from the University of California, Berkeley.
Family Relationships
There are no family relationships between any director, executive officer or person nominated or chosen to become a director or executive officer.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
This Compensation Discussion and Analysis describes our executive compensation philosophy, process, objectives and the elements of our compensation program for our “named executive officers” (“NEOs”) for fiscal 2025, and provides the context for understanding and evaluating the compensation information contained in the tables and related disclosures that follow. For fiscal 2025, our NEOs consisted of (a) our principal executive officer, (b) our principal financial officer, (c) the three other individuals who were serving as executive officers at the end of fiscal 2025, and (d) Eugene Nonko, our former Chief Technology Officer, who would have been included but for the fact that he was not serving as an executive officer of the Company at the end of fiscal 2025, as listed in the table below.

Name	Position
Steven Yi	Chief Executive Officer, President, and Co-Founder
Eugene Nonko	Chief Architect and Co-Founder (former Chief Technology Officer)
Patrick Thompson	Chief Financial Officer and Treasurer
Jeffrey Coyne	General Counsel and Secretary
Keith Cramer	Chief Revenue Officer
Amy Yeh	Chief Technology Officer
Compensation Philosophy and Objectives
Our executive compensation program is designed to (i) attract, retain and motivate top-level talent who possess the skills and leadership necessary to grow our business, (ii) provide compensation packages that are competitive with market practice and drive and reward the achievement of our business objectives, (iii) closely align the interests of our NEOs with those of our stockholders by linking pay to performance to produce sustainable, long-term value growth for our stockholders and (iv) utilize a balance of short- and long-term incentives that serve as meaningful inputs to value creation and reward outperformance.
At the core of our compensation philosophy, we aim to provide a compensation package to each of our NEOs that emphasizes pay-for-performance, and that is both externally competitive to the market and internally equitable within our organization. We believe that a performance-based culture is critical to our growth and success, and our compensation program is designed to foster these core beliefs.
Our executive compensation program design includes a mix of three key compensation elements—(i) base salary, (ii) short-term cash incentive awards and (iii) long-term equity incentive awards. In determining the amount of each compensation element awarded to our NEOs, our Compensation Committee looks at each NEO’s overall compensation package, as well as the amount of each compensation element for the NEO, to determine whether such amounts and the overall mix of elements for the NEO’s role further the principles and objectives of our executive compensation program.
Consistent with our pay-for-performance philosophy, and to ensure our NEOs’ interests are closely aligned with those of our stockholders, a substantial portion of our NEOs’ compensation is awarded in the form of variable, “at-risk” short- and long-term incentive awards:
•91% of 2025 target total compensation for our CEO was comprised of at-risk compensation elements (i.e., short- and long-term incentive awards); and
•On average, 84% of 2025 target total compensation for our other NEOs was comprised of at-risk compensation elements (i.e., short- and long-term incentive awards).

The short-term incentive awards are earned based on the achievement of rigorous financial top-line and profitability performance goals set by the Compensation Committee in the first quarter of each year. The long-term incentives are granted in the form of equity incentive awards, the realized value of which bears a direct relationship to our stock price.
The Compensation Committee periodically reviews and analyzes market trends and adjusts the design and operation of our executive compensation program from time to time as it deems necessary and appropriate. While the Compensation Committee considers a multitude of factors in its deliberations, it places no formal weighting on any one factor. As we continue to transition from a newly public company to a more mature public company, the Compensation Committee will evaluate our executive compensation program to ensure that it continues to align with our compensation philosophy and objectives and helps to drive the future growth of the Company. This evaluation includes an ongoing review of whether the Company should tie the vesting of all or a portion of long-term incentive awards to the achievement of financial and/or shareholder value goals set by the Compensation Committee.

Fiscal 2025 Business Performance
Fiscal 2025 was a record year for MediaAlpha, as we crossed several significant milestones—$2 billion of Transaction Value1, $1 billion of Revenue, and $100 million of Adjusted EBITDA2—for the first time. We delivered significant increases in Transaction Value and Revenue, driven primarily by significant increases in customer acquisition spending by P&C Demand Partners as they continued to focus on growth and increasing market share in response to improving underwriting profitability, offset in part by a decline in revenue from our Health insurance vertical due primarily to our decision to scale back the under-65 health sub-vertical and the ongoing industry-wide headwinds within Medicare due to high carrier loss ratios. Some highlights of our performance in fiscal 2025 include:
•Transaction Value from our P&C insurance vertical increased 65% year over year to $1.9 billion;
•Total Transaction Value increased by 45% year over year to $2.2 billion.
•Net income increased by 21% year over year to $26.8 million;
•Adjusted EBITDA increased by 18% year over year to $113.7 million, and increased approximately 55% year over year excluding the Contribution from under-65 health; and
•Continued to expand our relationships with key supply and demand partners.

Executive Compensation Practices
Our executive compensation program incorporates the following corporate governance best practices, which are designed to protect the interests of our stockholders and are consistent with high standards of risk management. As we continue to transition from a newly public company to a more mature public company, we will continue to evaluate our executive compensation program relative to our market peers.

What We Do	What We Don’t Do
Pay-for-Performance Philosophy. We align pay and performance by awarding a substantial portion of the compensation paid to our executives in the form of variable, “at-risk” performance-based compensation linked to achievement of rigorous performance goals.
No Guaranteed Bonuses. Our annual bonus plans are performance-based and generally do not include any guaranteed minimum payment levels.
Maintain an Independent Compensation Committee. Our Compensation Committee is comprised solely of independent directors with extensive industry experience.	No “Single-Trigger” Change of Control Arrangements. Following our IPO, we do not provide for “single-trigger” acceleration of compensation or benefits solely upon a change of control for our NEOs.

Maintain an Independent Compensation Committee Advisor. The Compensation Committee engages its own independent compensation consultant.	No Excise Tax “Gross-Ups”. We do not provide any “gross-ups” for excise taxes that our employees might owe as a result of the application of Sections 280G or 4999 of the Code.

Conduct Annual Compensation Review. The Compensation Committee conducts a review at least annually of our executive compensation philosophy and strategy, including a review of the compensation peer group used for comparative purposes.
No Material Perquisites. We do not provide material perquisites or other material personal benefits to our NEOs or directors.

Perform Annual Compensation-Related Risk Assessment. We have strong risk and control policies, we take risk management into account in making executive compensation decisions, and we conduct an annual risk assessment of our executive and broad-based compensation programs to promote prudent risk management.
No Executive Pensions. We do not offer any executive pension plans.
1 We define “Transaction Value” as the total gross dollars transacted by our partners on our platform. Transaction Value is an operating metric not presented in accordance with GAAP, and is a driver of revenue based on the economic relationships we have with our partners. Transaction Value from Open Marketplace transactions is a direct driver of our revenue, while Transaction Value from Private Marketplace transactions is an indirect driver of our revenue (see “Key business and operating metrics” in our Annual Report on Form 10-K for more information).
2 Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, is included in Appendix A to this Proxy Statement.

Executive Compensation Process
Role of the Compensation Committee
The Compensation Committee establishes our overall compensation philosophy and objectives, and is responsible for establishing, overseeing and evaluating our executive compensation program. The Compensation Committee is comprised entirely of independent directors and operates under a written charter adopted and reviewed annually by our Board, a copy of which is available at
https://investors.mediaalpha.com under Corporate Governance – Committee Charters. The Compensation Committee reviews and assesses whether our executive compensation program aligns with our compensation philosophy and objectives, and approves the specific compensation of our NEOs, typically during the first quarter of our fiscal year. The Compensation Committee has not delegated any of its authority with respect to the compensation of our executive officers.

Role of Management
The Compensation Committee consults with members of our management team, including our CEO and our people operations, finance and legal professionals, when making compensation decisions. Our CEO works closely with the Compensation Committee and provides the Compensation Committee with performance assessments and compensation recommendations for each NEO other than himself, based on each NEO’s level of performance and corporate performance, retention risk and taking into consideration market practices. While the Compensation Committee considers our CEO’s recommendations, the Compensation Committee ultimately uses its own business judgment and experience in approving individual compensation elements and the amount of each element for our NEOs.
Role of Compensation Consultant
Pursuant to its charter, the Compensation Committee has the authority to engage its own legal counsel and other advisors, including compensation consultants, to assist in carrying out its responsibilities. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any such advisor and has sole authority to approve all such advisors’ fees and other retention terms.
Pursuant to this authority, for fiscal 2025, the Compensation Committee engaged ClearBridge Compensation Group, LLC (“ClearBridge”) to provide independent advice on matters relating to our executive compensation program, including information regarding competitive market practices, assessments and trends and advice relating to the design and structure of our executive compensation program. ClearBridge also updates the Compensation Committee on corporate governance and regulatory issues and developments. A representative of ClearBridge attends meetings of the Compensation Committee as requested. The Compensation Committee may replace its compensation consultant or hire additional advisors at any time. ClearBridge has not provided any other services to us and has received no compensation other than with respect to the services described below.
The Compensation Committee has evaluated ClearBridge’s independence by considering the requirements adopted by the NYSE and the SEC, and has determined that its relationship with ClearBridge does not raise any conflict of interest.
Peer Group
For purposes of comparing our executive compensation program against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a specified group of peer companies. For 2025, the Compensation Committee, with the assistance of ClearBridge, reviewed and updated our compensation peer group to account for acquisitions of certain peer companies and changes in the market capitalization and/or revenue levels of certain peer companies.
The companies in this compensation peer group were selected on the basis of their similarity to us in terms of industry and financial characteristics, as determined using the following criteria:
•    similar size, as measured by revenue and market capitalization;

•    similar industry, business model and/or services;
•    headquartered in the United States and traded on a major stock exchange; and
•    companies with whom we believe we compete for executive talent.

As a result, the Compensation Committee approved a revised compensation peer group for purposes of understanding the competitive market for executive talent to help inform the Compensation Committee’s fiscal 2025 compensation decisions:

Fiscal 2025 Peer Group Companies

Cardlytics	LegalZoom.com, Inc.	System1
CarGurus	LiveRamp Holdings	TripAdvisor
Cars.com	Magnite	Viant Technology
DoubleVerify Holdings	NerdWallet	Yelp
EverQuote	PubMatic	ZipRecruiter
LendingTree	QuinStreet
At the time the Fiscal 2025 Peer Group Companies were approved, the Company's revenue was between the 25th and 50th percentiles of the peer group, and the Company's market capitalization was at approximately the 50th percentile of the peer group.

Compensation-Setting Process and Competitive Positioning
When determining recommendations for our NEOs’ fiscal 2025 compensation levels, the Compensation Committee reviewed base salary, target annual incentive compensation opportunity, target total cash compensation (i.e., base salary plus target incentive opportunity), annual long-term incentive, and total direct compensation values for our NEOs and those of similarly situated executives of our compensation peer group. ClearBridge provided data at the 25th, 50th and 75th percentiles of the peer group for such compensation, which our Compensation Committee used as a reference. In addition, in connection with its assessment of annual long-term incentives to be granted to our NEOs, the Compensation Committee reviewed the overall retentive value of our NEOs’ existing unvested equity incentive awards. The Compensation Committee considers such data relevant to, but not determinative of, its consideration of overall executive compensation matters. The Compensation Committee does not benchmark any compensation element to a specific percentile, and the Compensation Committee instead establishes our NEOs’ compensation at levels it deems appropriate after considering other factors, including the Compensation Committee’s assessment of each of our NEOs’ performance and contributions, our short- and long-term objectives, retention considerations, prevailing market conditions, and the recommendations provided by our CEO with respect to the compensation of our other executive officers.

Analysis of Fiscal 2025 Compensation
Compensation Elements
Our executive compensation program is comprised of the following primary components:
•    base salary;
•    annual incentive bonus program; and
•    long-term equity compensation.
Base Salary
We believe that a competitive base salary is a necessary element of our executive compensation program in order to attract and retain top performing senior executives, including our NEOs. Base salaries provide a fixed source of compensation to our NEOs, allowing them a modest degree of certainty relative to the significant portion of their compensation that is based on performance or dependent on our stock price. Base salaries for our NEOs are also intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent, as well as equitable internally across our executive team.
The Compensation Committee reviews the base salaries of our NEOs annually and makes adjustments to base salaries as it determines to be necessary or appropriate. To the extent base salaries are adjusted, the amount of any such adjustment would reflect a review of competitive market data, consideration of relative levels of pay internally, individual performance of the executive, and any other circumstances that the Compensation Committee determines are relevant.
In February 2025, the Compensation Committee reviewed the base salaries of our CEO and our other NEOs, taking into consideration a competitive market analysis performed by ClearBridge, which included a review of the market data of the compensation peer group for our executive officer positions and an evaluation of how the compensation we pay our executive officers compares both to our performance and to our peers. The Compensation Committee also considered the recommendations of our CEO (except with respect to his own base salary), as well as the other factors described under “Executive Compensation Process - Compensation-Setting Process and Competitive Positioning” above. With respect to the salary of Mr. Yi, the Compensation Committee also recognized that Mr. Yi had not received a base salary increase since 2020. Based on this review, the Compensation Committee approved certain increases to the salaries of the NEOs, as set forth in the table below.

Name	2024 Base Salary	2025 Base Salary	Percentage Increase
Steven Yi	$550,000	$600,000	9%
Eugene Nonko	$550,000	$550,000	—%
Patrick Thompson	$480,000	$500,000	4%
Jeffrey Coyne	$400,000	$450,000	13%
Keith Cramer	$375,000	$425,000	13%
Amy Yeh	$390,000	$425,000	9%

Annual Incentive Bonus Plan
We use annual incentive bonus programs to motivate our NEOs to achieve our short-term financial and operational objectives while making progress towards our longer-term growth and other key goals and initiatives. These annual incentive bonuses are generally tied to the achievement of rigorous top-line and/or profitability goals, as those are the key metrics that the Compensation Committee believes will ultimately drive the creation of long-term shareholder value. Consistent with our executive compensation philosophy, these annual incentive bonuses are intended to offer market competitive incentive opportunities to our NEOs. For fiscal 2025, the Compensation Committee undertook a process, in consultation with ClearBridge, to develop an annual incentive bonus plan for our NEOs. As part of this effort, the Compensation Committee reviewed incentive compensation plan structures and practices among the peer companies and discussed how different plan structures would align with the Company’s compensation philosophy and strategic goals.
As a result of this process, the Compensation Committee developed and approved an annual incentive bonus plan structure for the NEOs, which is tied to achievement of rigorous financial goals approved by the Compensation Committee at the beginning of the year. For fiscal 2025, each NEO had a specified target bonus opportunity under such plan equal to a specified percentage of his or her annual base salary. Payouts under such plan (calculated as a percentage of the target payout) are determined by the Compensation Committee in the first quarter of the following year, following completion of the audit of the Company’s financial statements for the completed fiscal year. In addition, based on the improvement in the Company's financial results and position over the course of 2024, the Compensation Committee decided to restore cash settlement of the annual bonuses of Messrs. Yi and Nonko, rather than structuring such bonuses in the form of performance-based RSUs.
Target Incentives. In February 2025, the Compensation Committee conducted an assessment of the target bonus opportunities of our CEO and our other NEOs, in consultation with ClearBridge, and reviewed market data, relative levels of responsibility across the Company, tenure, and other relevant factors. Based on such assessment, the Compensation Committee established the following target bonus opportunities for such NEOs for fiscal 2025:

Name	Target Incentive Bonus (as % of Base Salary)	Target Incentive Bonus ($)
Steven Yi	100%	$600,000
Eugene Nonko	—%	$—
Patrick Thompson	75%	$375,000
Jeffrey Coyne	70%	$315,000
Keith Cramer	70%	$297,500
Amy Yeh	70%	$297,500
In light of Mr. Nonko's planned retirement from the Company effective June 30, 2025, the Compensation Committee did not initially establish an incentive bonus plan opportunity for Mr. Nonko for 2025. In June 2025, following the decision that Mr. Nonko would continue to serve in a non-executive capacity, the Compensation Committee reinstated his annual incentive bonus for the first half of 2025 at his previous target as Chief Technology Officer (100% of base salary), and approved a target bonus for the second half of 2025 of 70% of base salary in his new position as Chief Architect, resulting in a blended target of 85% of base salary ($467,500) for fiscal 2025.

Measures and Targets Under 2025 Incentive Bonus Plan. The financial performance measures for each NEO’s annual incentive bonus, and their relative weighting, are selected by the Compensation Committee each year based on our corporate goals for that year and the Board’s priorities. The Compensation Committee generally seeks to balance top-line and profitability measures, so as to reward overall performance and not overemphasize any single area of focus. Management provides recommendations to the Compensation Committee with respect to the financial performance measures and their relative weighting, but the Compensation Committee makes all final determinations with respect to the performance measures and relative weightings. In the first quarter of 2025, the Compensation Committee determined that the incentive bonus plan for the NEOs for 2025 would be based on the same performance measures and relative weightings as in 2024, namely, achievement of two financial measures: Transaction Value and Adjusted EBITDA, with 50% of each NEO’s target bonus tied to each such financial measure. The Compensation Committee believes that these financial measures are among the most important measures of management’s performance in achieving the Board’s goal of profitable growth, which it views as among the most important drivers of stockholder value.
For fiscal 2025, the Compensation Committee set the target level for each such financial measure at the level set forth for such measure in our 2025 annual operating plan, consistent with past years. After reviewing peer company practices and discussing how different target and payout levels would align with the Company’s compensation philosophy and strategic goals, the Compensation Committee increased the minimum level to 85% of the target level (from 80% in 2024) and kept the maximum level at 120% of the target level. The Compensation Committee also decided that, for 2025, achievement of the minimum level for a measure would continue to result in a payout of 50% of the target incentive amount tied to that financial measure, and achievement of the maximum level for such measure would result in a payout of 200% of the target incentive for such measure (increased from 150% in 2024). The 2025 goals represented strong financial growth, with the threshold goal reflecting growth over 2024 actual financial results, and the maximum goal reflecting significant outperformance over 2024 actual financial results and relative to our annual operating plan. The plan provides that payouts are interpolated on a straight-line basis in the event of achievement between the minimum and target levels, or between the target and maximum levels, for the applicable financial measure. The minimum, target and maximum levels for each financial measure for fiscal 2025 are set forth below:

Measure	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
2025 Transaction Value	$1.6 billion	$1.89 billion	$2.27 billion
2025 Adjusted EBITDA	$104.0 million	$122.4 million	$146.9 million

The Compensation Committee also provided that it would have the discretion to increase or decrease a NEO’s payout under the 2025 Incentive Bonus Plan by up to 25%, based on the individual’s performance and/or factors impacting the performance results under the Plan. The Compensation Committee did not exercise such discretion with respect to any NEO’s payout under the 2025 Incentive Bonus Plan.

Payouts Under 2025 Incentive Bonus Plan. Following the finalization of the Company’s financial results for fiscal 2025, the Compensation Committee reviewed the Company’s Transaction Value and Adjusted EBITDA performance for fiscal 2025, and the resulting payouts for each financial measure under the incentive bonus plan for fiscal 2025, as set forth below:

Measure	Actual Result	Resulting Payout
2025 Transaction Value	$2.16 billion	170.4%
2025 Adjusted EBITDA	$114.0 million	76.4%
Based on this performance, each of our NEOs earned an annual incentive bonus payout equal to 123.4% of their target incentive for 2025.

Name	Target Incentive ($)	Payout %	Bonus Payout Earned ($)
Steven Yi	$600,000	123.4%	$740,534
Eugene Nonko	$467,500	123.4%	$576,999
Patrick Thompson	$375,000	123.4%	$462,834
Jeffrey Coyne	$315,000	123.4%	$388,780
Keith Cramer	$297,500	123.4%	$367,181
Amy Yeh	$297,500	123.4%	$367,181

The annual incentive bonus payouts earned by each NEO under the incentive plan for 2025 were paid to them in cash in March 2026.

A reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, for the fiscal year ended December 31, 2025, is included in Appendix A to this Proxy Statement.
Long-Term Equity Incentives
We provide long-term incentive compensation to our NEOs through equity-based awards made under our 2020 Omnibus Incentive Plan, which typically consist of restricted stock and/or RSUs that generally vest over multiple years. The Compensation Committee believes that this policy further aligns the interests of the NEOs with those of our stockholders and incentivizes the NEOs to drive sustained, long-term financial performance, while at the same time helping to foster continued retention of our NEOs in a competitive talent market. The Compensation Committee typically grants these equity-based awards to the NEOs in the first quarter of each year.

In February 2025, the Compensation Committee, in consultation with ClearBridge, reviewed the Company’s long-term incentive (“LTI”) compensation program for our NEOs. As part of this effort, the Compensation Committee reviewed LTI compensation plan structures and practices among the peer companies, and discussed how different LTI plan structures would align with the Company’s compensation philosophy and strategic goals. Such review included the types of awards granted, the use of time-based and performance-based vesting, different performance-based vesting structures, and the grant date values of the awards. Similar to prior years, the Compensation Committee discussed different potential LTI award structures and determined that, due to factors including the potential for the ongoing FTC enforcement action to have an as-yet-undetermined but significant impact on the Company’s under-65 health business and its future operating results, and the resulting difficulty in setting credible long-term performance goals tied to either financial performance or total shareholder return, the Company would continue to grant time-based RSUs for 2025. In addition, the Compensation Committee noted that time-based RSUs still align with long-term shareholder interests in both up and down markets, and that the significant majority of our CEO and our other NEOs’ target compensation in 2025 was granted in RSUs, reinforcing the alignment with shareholder interests and stock price performance. For fiscal 2026, the Compensation Committee decided that a portion of the LTI compensation of each NEO would be in the form of performance share units, as discussed in more detail below.
The Compensation Committee then reviewed the target annual equity award values of our CEO and our other NEOs, taking into consideration a competitive market analysis performed by ClearBridge, which included a review of the market data of the compensation peer group for our executive officer positions and an evaluation of the market positioning of the target annual equity award values for each position compared with those of comparable positions at the peer companies. The Compensation Committee also considered the current value of the unvested equity held by each NEO and whether such unvested awards provide appropriate level of retention value for such NEO. Based on this review, the Compensation Committee approved the following annual time-based RSU awards to the NEOs for 2025:

Name	Number of Shares (#)(2)
Steven Yi	606,800
Eugene Nonko(1)	348,250
Patrick Thompson	338,800
Jeffrey Coyne	212,400
Keith Cramer	166,900
Amy Yeh	182,050
(1)    In light of Mr. Nonko's planned retirement from the Company effective June 30, 2025, in March 2025 the Compensation Committee approved a RSU grant for Mr. Nonko with a value of $2.75 million, which reflected a 50% proration of his 2024 RSU grant value. In June 2025, following the decision that Mr. Nonko would continue to serve in a non-executive capacity, the Compensation Committee approved an additional RSU grant to Mr. Nonko with a prorated value of $750,000 based on his new position as Chief Architect.
(2)    The number of awards to be granted was calculated based on the average closing price of our Class A common stock over the 20 trading day period ended on the Friday immediately preceding the grant date of such awards, rounded up to the nearest 50 shares.
The RSU grant values for Messrs. Yi, Thompson, and Coyne reflect increases compared with the 2024 levels, based on the factors described above. The increases were intended in part to position Messrs. Yi, Thompson, and Coyne more competitively with respect to the market practice for long-term incentives and total target compensation as reflected in the peer company data, and also to place additional emphasis on alignment with shareholder interests by shifting a greater proportion of their total target pay to long-term incentives. The RSU grant values for Mr. Cramer and Ms. Yeh were intended to position them more competitively with respect to the market practice for long-term incentives and total target compensation (as reflected in the peer company data) upon their appointment to their respective executive officer roles, as well as to align their compensation with shareholder interests by tying the majority of their total target pay to long-term incentives.

Annual long-term incentive awards are evaluated on a case-by-case basis, and increases are not guaranteed. Such RSUs were granted pursuant to the terms of our 2020 Omnibus Incentive Plan and the RSU Award Agreements, and vest in 16 equal quarterly installments commencing May 15, 2025 and ending February 15, 2029 (except for the grant to Mr. Nonko in July 2025, the vesting for which commenced August 15, 2025 and will end May 15, 2029), in each case subject to the NEO’s continued employment through each vesting date. The vesting of equity awards granted to our NEOs is subject to acceleration under certain circumstances as discussed under the heading “Payments Upon Termination of Employment or Change of Control” below.

Reflecting the Compensation Committee's intent to further align executive compensation with the Company's long-term financial performance, for fiscal 2026, the Compensation Committee determined that 25% of each of our current NEO’s (i.e., excluding Mr. Nonko, who became a non-executive officer in July 2025) target LTI value would be granted in the form of performance share units (“PRSUs”), with the remaining 75% granted as time-based RSUs. The PRSUs will be earned, if at all, based on achievement of Adjusted EBITDA goals over a three-year performance period, with each fiscal year measured separately for purposes of determining PRSU vesting. Specifically, one-third of the PRSU grants are tied to each of fiscal 2026, fiscal 2027, and fiscal 2028 Adjusted EBITDA performance against pre-established threshold, target, and maximum Adjusted EBITDA goals for each fiscal year. Following the completion of each performance period, any earned PRSUs for that performance period will remain subject to continued service-based vesting through the end of the three-year period. The PRSU goals and payout ranges (as a percentage of target) are the same as those used for our Annual Incentive Bonus Plan (i.e., threshold goals set at 85% of target goals, corresponding to 50% vesting; maximum goals set at 120% of target goals, corresponding to 200% vesting, with linear interpolation between goals and no vesting for below threshold performance).

In adopting this structure, the Compensation Committee considered that fiscal 2026 is the first year in which PRSUs have been incorporated into the Company’s LTI program; specifically, the 75%/25% RSU/PRSU mix and use of one-year measurement periods were intended to introduce PRSUs in a measured manner and allow the Compensation Committee to evaluate the program before considering potential refinements in future years, including adjustments to the award mix or performance measurement structure. Lastly, the Compensation Committee determined that Adjusted EBITDA was appropriate as the sole metric for the first year of granting PRSUs (recognizing Adjusted EBITDA is included in the Annual Incentive Bonus Plan), as Adjusted EBITDA is one of the Company’s key financial metrics, and goals have been set over a long-term (i.e., three year) timeframe (vs. one year only in the Annual Incentive Bonus Plan). The Committee will continue to evaluate the LTI mix (including PRSU design) in future years based on the Company’s business and compensation objectives at that time.

After reviewing peer company practices and historical trading activity in the Company's shares, the Compensation Committee determined that, for RSU awards to be granted in 2026 and beyond, the number of awards to be granted will be calculated based on the average closing price of our Class A common stock over the 10 trading day period ended on the Friday immediately preceding the grant date of such awards, rounded up to the nearest 50 shares.

In November 2025, the Board of Directors approved the Subplan under the Company’s 2020 Omnibus Incentive Plan, which allows members of the Board of Directors and other eligible senior management personnel to elect to defer time- and performance-based RSUs granted under the 2020 Omnibus Incentive Plan. To date, none of the NEOs have elected to defer equity awards made or to be made to them in the future under our 2020 Omnibus Incentive Plan.
Considerations of 2025 Say-on-Pay Vote
At our 2025 annual meeting of stockholders held on May 14, 2025, our stockholders approved, on a non-binding advisory basis, the compensation of our NEOs, with approximately 90% of the votes cast in favor of the proposal. The Compensation Committee values the perspectives of our stockholders and considered the results of this vote in evaluating our executive compensation philosophy and program. In light of the strong level of support, the Compensation Committee did not make any changes to our executive compensation program in direct response to the 2025 say-on-pay vote. The next advisory vote on executive compensation is expected to take place in 2028.
Generally Available Benefit Programs
Our NEOs are entitled to participate in the various benefit programs we offer to all of our employees, including a medical plan, dental plan, vision plan, life insurance plan, long- and short-term disability plans. In addition, our NEOs are eligible to participate in our 401(k) plan. For fiscal 2025, each of Messrs. Yi, Nonko, Coyne, Cramer and Thompson and Ms. Yeh received an employer matching contribution of $15,500, $11,750, $15,500, $11,750, $11,750, and $11,750, respectively, pursuant to the 401(k) plan.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we only provide perquisites or other personal benefits to our NEOs in limited circumstances, such as where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive team more efficient and effective or for recruitment or retention purposes. All future practices with respect to perquisites or other benefits for our NEOs are subject to review and approval by the Compensation Committee.
Incentive-Based Compensation Recovery Policy
We have an Incentive-Based Compensation Recovery Policy, adopted by the Compensation Committee in August 2023 (the “Recovery Policy”), that, in the event of an accounting restatement, requires reimbursement from a current or former executive officer (as defined in the NYSE rules) of erroneously awarded incentive-based compensation received by them, regardless of any fault or misconduct by the officer. The compensation that may be recovered is the actual incentive-based compensation received by the officer minus the amount the officer would have received had such compensation been determined based on the restated financial statements, calculated on a pre-tax basis. The Recovery Policy applies to incentive-based compensation received by the executive officer on or after October 2, 2023 and during the three fiscal years that ended immediately before the Company determines that it is required to restate its financial statements, and that is granted, earned or vested based wholly or in part on the achievement of any financial reporting measure or based on the Company’s stock price.
Our short-term cash incentive plan and our 2020 Omnibus Incentive Plan allow us to recover certain cash incentive bonuses or performance-based equity awards in the event of certain acts of misconduct by award recipients. Such misconduct generally relates to contributing to or failing to take reasonable steps to prevent an accounting restatement due to material noncompliance with financial reporting requirements.
The policies described above are in addition to any policies or recovery rights that are required under other applicable laws, including the Sarbanes-Oxley Act.

Tax and Accounting Considerations
Deductibility of Executive Compensation
In general, Section 162(m) of the Code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation paid to any covered employee in excess of $1,000,000 per year. Under Section 162(m) of the Code, the term “covered employee” generally means the chief executive officer, chief financial officer and each NEO whose compensation is required to be reported for the relevant fiscal year. In December 2020, the IRS released final regulations under Section 162(m) of the Code, which among other things, extended the coverage of Section 162(m) of the Code to include compensation paid by a partnership for services performed for it by a covered employee of a corporation that is a partner in the partnership. Our Compensation Committee retains authority to make payments or grant awards under the 2020 Omnibus Incentive Plan or otherwise that are not fully deductible if, in its sole discretion, such payments are necessary to achieve our compensation objectives and to protect stockholder interests.
Accounting for Stock-Based Compensation
The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our NEOs and other employees. Chief among these is ASC Topic 718, the standard which governs the accounting treatment of stock-based compensation awards.
We follow ASC Topic 718 for our stock-based compensation awards. ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our Board, including RSUs and PRSUs, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables below, even though the recipient may never realize any value from such awards. For performance units, stock-based compensation expense recognized may be adjusted over the performance period based on interim estimates of performance against pre-set objectives.
Compensation Committee Interlocks and Insider Participation
Venmal (Raji) Arasu, Lara Sweet and Kathy Vrabeck served on our Compensation Committee during all of 2025. In addition, Anthony Broglio and Christopher Delehanty served on our Compensation Committee during part of 2025 prior to stepping down from the Board. None of the members of our Compensation Committee has at any time been an officer or employee of the Company. Anthony Broglio and Christopher Delehanty were appointed to our Board by Insignia and White Mountains, respectively, pursuant to the provisions of our stockholders’ agreement as described above. Certain transactions involving these parties are described under the heading “Certain Relationships and Related Party Transactions.” During 2025, none of our executive officers served as a member of the board of directors or a compensation committee of any entity for which a member of our Board or Compensation Committee served as an executive officer.

Compensation Risk Assessment
In consultation with management and ClearBridge, our Compensation Committee has assessed our compensation plans, policies and practices for our NEOs and concluded that they do not create risks that are reasonably likely to have a material adverse effect on our company. This risk assessment included, among other things, a review of our cash and equity incentive-based compensation plans to ensure that they are aligned with our company performance goals and overall target total direct compensation to ensure an appropriate balance between fixed and variable pay components. Our Compensation Committee conducts this assessment annually.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Compensation Committee of the Board of Directors
Kathy Vrabeck (Chair)
Venmal (Raji) Arasu
Lara Sweet

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table sets forth the total compensation awarded to, or earned by or paid to, each of our NEOs for fiscal years 2023, 2024 and 2025.

Name and principal position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non-equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Steven Yi	2025	591,667	—	5,643,240	740,534	61,653	7,037,094
Chief Executive Officer and President	2024	550,000	—	6,374,490	—	21,728	6,946,218
	2023	550,000	—	5,179,192	—	24,503	5,753,695
Eugene Nonko	2025	550,000	—	3,306,722	576,999	49,845	4,483,566
Chief Architect	2024	550,000	—	6,374,490	—	20,107	6,944,597
	2023	550,000	—	5,179,192	—	22,669	5,751,861
Patrick Thompson	2025	496,667	—	3,150,840	462,834	11,750	4,122,091
Chief Financial Officer and Treasurer	2024	480,000	—	3,519,825	540,000	11,500	4,551,325
	2023	475,000	—	2,964,713	—	11,250	3,450,963
Jeffrey Coyne	2025	441,667	—	1,975,320	388,780	15,500	2,821,267
General Counsel	2024	400,000	—	2,049,431	300,000	13,800	2,763,231
	2023	397,500	—	1,647,063	—	13,200	2,057,763
Keith Cramer	2025	416,667	—	1,552,170	367,181	43,196	2,379,214
Chief Revenue Officer	2024	373,167	—	1,418,837	393,750	32,599	2,218,353
	2023	361,667	—	1,176,870	177,450	23,944	1,739,931
Amy Yeh	2025	419,167	—	1,693,065	367,181	42,948	2,522,361
Chief Technology Officer	2024	386,250	—	1,523,936	380,250	32,589	2,323,025
	2023	364,583	—	1,176,870	179,200	24,003	1,744,656

(1)    Represents actual salary earned during the applicable fiscal year, reported as gross earnings (i.e., gross amounts before taxes and applicable payroll deductions). In addition, with respect to Messrs. Yi and Nonko, salary amounts include (i) $100,000, which represents the pro-rated portion of the salary foregone in fiscal 2024 in lieu of Salary RSU Awards granted on December 15, 2023 for the period December 15, 2023 through March 14, 2024 and (ii) $120,000, which represents the salary foregone in lieu of Salary RSU Awards granted on March 15, 2024 for the period March 15, 2024 through June 14, 2024. Since the amount of salary foregone for the periods December 15, 2023 through March 14, 2024 and March 15, 2024 through June 14, 2024 was less than the grant date fair value of the Salary RSU Awards granted on December 15, 2023 and March 15, 2024, respectively, in accordance with applicable SEC guidance, the pro-rata portion of the salary foregone attributable to fiscal 2024 has been classified as Salary for those periods.
(2)    Reflects the aggregate grant date fair value of time-vesting RSUs granted in each year, computed in accordance with ASC 718. The amounts shown for Messrs, Yi and Nonko for 2024 also include the grant date fair value of the PRSUs granted to them in lieu of receiving their annual bonuses in cash, assuming achievement at target as the probable outcome as of the grant date was that the performance condition would be achieved at the target level. The maximum levels of the applicable performance measures were achieved, and such PRSUs vested during the first quarter of 2025. In addition, in accordance with applicable SEC guidance, the amounts shown for Messrs. Yi and Nonko for 2024 also include the difference between (i) the grant date fair value of the Salary RSU Awards granted on December 15, 2023 and March 15, 2024, respectively, and (ii) the salary forgone for such periods, pro-rated for the portion attributable to fiscal 2024.
(3)    For Messrs. Yi, Nonko, Thompson, and Coyne, reflects the cash bonuses earned under our annual incentive bonus plan, based on the achievement of annual performance goals for the applicable year. Such bonuses were earned at 123.4%, 150% and 0% of target for 2025, 2024 and 2023, respectively. For Mr. Cramer and Ms. Yeh, reflects the cash bonus earned for 2025 under our annual incentive bonus plan based on the achievement of annual performance goals at 123.4% of target, and for 2024 and 2023 reflects cash bonuses earned under our discretionary bonus plan applicable to non-executives at 150% and 75% of target, respectively. For 2024 and 2023, Messrs. Yi and Nonko were granted PRSUs in lieu of receiving their annual bonuses in cash. See additional information regarding the cash bonuses paid to our NEOs for 2025 under the heading “Compensation Discussion and Analysis - Analysis of Fiscal 2025 Compensation – Annual Incentive Bonus Plan” above. Such bonuses for each year were paid in the first quarter of the following year. Amounts in this column are reported as gross earnings (i.e., gross amounts before taxes and applicable payroll deductions).

(4)    Includes, for Messrs. Thompson and Coyne for 2025, 2024 and 2023, employer contributions under our 401(k) plan. Amounts reported for fiscal year 2025 for Mr. Yi include $15,500, and for Messrs. Nonko and Cramer and Ms. Yeh include $11,750, as employer contributions under our 401(k) plan. Amounts reported for 2025, 2024 and 2023 for Mr. Yi also include $46,153, $21,728 and $24,503, respectively; for Mr. Nonko, also include $38,095, $20,107 and $22,669, respectively; for Mr. Cramer, also include $31,446, $32,599, and $23,944, respectively; and for Ms. Yeh, also include $31,198, $32,589 and $24,003, respectively, as reimbursement for self-employment taxes (including related tax gross-ups).

Grants of Plan-Based Awards in Fiscal 2025

Name	Grant Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	Grant Date Fair Value of Stock and Option Awards(3) ($)
		Threshold ($)	Target ($)	Maximum ($)
Steven Yi	—	300,000	600,000	1,200,000
	03/15/25	—	—	—	606,800	5,643,240
Eugene Nonko	—	233,750	467,500	935,000
	03/15/25	—	—	—	278,150	2,586,795
	07/15/25	—	—	—	70,100	719,927
Patrick Thompson	—	187,500	375,000	750,000
	03/15/25	—	—	—	338,800	3,150,840
Jeffrey Coyne	—	157,500	315,000	630,000
	03/15/25	—	—	—	212,400	1,975,320
Keith Cramer	—	148,750	297,500	595,000
	03/15/25	—	—	—	166,900	1,552,170
Amy Yeh	—	148,750	297,500	595,000
	03/15/25	—	—	—	182,050	1,693,065
(1)    Reflects the potential payouts to the NEOs under awards granted under our annual incentive bonus plan, which is described in more detail in the section entitled “Compensation Discussion and Analysis – Analysis of Fiscal 2025 Compensation – Annual Incentive Bonus Plan” beginning on page 22. The amounts shown as threshold, target and maximum payouts represent 50%, 100% and 200% payouts, respectively, of each NEO’s annual target incentive based on minimum, target and maximum performance levels for the financial performance measures established under such plan for 2025. The actual amounts earned by each NEO under the 2025 cash incentive plan are included in the Summary Compensation Table on page 28 under the column heading “Non-Equity Incentive Plan Compensation” for the year 2025.
(2)    Consists of time-based RSUs awarded to the NEO for 2025 under our 2020 Omnibus Incentive Plan, as described in more detail under “Compensation Discussion and Analysis– Analysis of Fiscal 2025 Compensation – Long-Term Equity Incentives.” The annual RSUs granted to our NEOs in March 2025 will vest in equal quarterly installments over a four-year period commencing May 15, 2025 and continuing through February 15, 2029, subject to the NEO’s continued service with the Company. The annual RSUs granted to Mr. Nonko in July 2025 will vest in equal quarterly installments over a four-year period commencing August 15, 2025 and continuing through May 15, 2029, subject to his continued service with the Company.
(3)    Reflects the grant date fair values of the RSUs awarded to each NEO, which were computed in accordance with ASC 718 based on the closing price of our common stock on the grant date.
Outstanding Equity Awards at 2025 Fiscal Year End
The following table sets forth information regarding unvested time-vesting RSUs held by our NEOs as of December 31, 2025. The Company has not granted any option awards, and accordingly certain columns have been omitted.

Name	Award Type	Number of Unearned Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)
Steven Yi	RSUs	791,873	10,254,755
Eugene Nonko	RSUs	586,183	7,591,070
Patrick Thompson	RSUs	441,916	5,722,812
Jeffrey Coyne	RSUs	274,364	3,553,014
Keith Cramer	RSUs	207,580	2,688,161
Amy Yeh	RSUs	222,871	2,886,179

(1)    The values shown are based on $12.95, the closing price of our Class A common stock on December 31, 2025.

Stock Vested in Fiscal 2025
The following table sets forth certain information for each NEO regarding the vesting of stock awards during the fiscal year ended December 31, 2025, including the aggregate value realized upon such exercise or vesting. The Company has not granted any option awards, and accordingly certain columns have been omitted from the table.

Name	Number of shares acquired on vesting (#)	Value realized on vesting ($) (1)
Steven Yi	423,112	4,636,854
Eugene Nonko	370,252	4,058,875
Patrick Thompson	200,426	2,262,840
Jeffrey Coyne	125,785	1,420,064
Keith Cramer	91,231	1,028,943
Amy Yeh	95,396	1,075,283
(1)    Reflects the total market value of shares that each NEO was entitled to receive upon the vesting of RSUs and PRSUs during 2025, calculated based on the closing price of our Class A common stock on the day preceding the applicable vesting date. A portion of the vested shares issued to each of Messrs. Thompson and Coyne was withheld by the Company to cover the tax withholding obligations related to the vesting.
Potential Payments Upon Termination or Change of Control
In the event of a qualifying termination of employment and/or the occurrence of a change of control of the Company, certain of our NEOs are entitled to certain payments and benefits under their employment agreements, severance compensation agreements and/or our severance policies. For a detailed summary of these payments and benefits, see the section entitled “Employment and Severance Compensation Agreements” that follows the table below.
Termination Following Change of Control
The table below sets forth information regarding the estimated payments and benefits that each NEO would have received in the hypothetical event that such NEO’s employment had been terminated by us without cause, or such NEO had resigned for “good reason,” as of December 31, 2025, upon a change of control of the Company occurring on that date. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed above, any actual amounts paid or distributed could be different. Factors that could affect these amounts include the timing during the year of any such event and our stock price.

Name	Salary-Based Severance Payments ($)(1)	Incentive- Based Severance Payments ($)(2)	Stock Awards ($)(3)	Continuation of Benefits ($)(4)	Total Estimated Payments ($)
Steven Yi	900,000	900,000	10,254,755	55,490	12,110,245
Eugene Nonko	825,000	701,250	7,591,070	55,490	9,172,810
Patrick Thompson	750,000	375,000	5,722,812	55,490	6,903,302
Jeffrey Coyne	675,000	315,000	3,553,014	55,490	4,598,504
Keith Cramer	637,500	297,500	2,688,161	55,490	3,678,651
Amy Yeh	637,500	297,500	2,886,179	38,940	3,860,119

(1)     Represents payment of an amount equal to 18 months of base salary for each NEO, which would have been payable in a lump sum on the date of termination.
(2)     Represents, for Messrs. Yi and Nonko, payment of an amount equal to 150% of the target annual incentive bonus, and for the other NEOs, an amount equal to 100% of the target annual incentive bonus, that such NEO would have been entitled to receive for the full year of 2025 based on achievement of 100% of the applicable performance goals, which would have been payable in a lump sum on the date of termination.
(3)     Represents the aggregate market value of unvested RSUs held by each NEO as of December 31, 2025, based on the closing price of our Class A common stock on that date, which was $12.95 per share. Such RSUs would have become immediately vested, and would have been settled by delivery of shares of our Class A common stock.
(4)     Represents an estimate of the total cost of company-paid premiums for continuation of medical, dental, vision and long-term disability benefits for a period of 18 months following the date of termination, calculated based upon the premiums for such benefits in effect as of December 31, 2025. The actual cost of health benefits may vary during the benefits continuation period depending upon the overall premium rates that we would be required to pay under our health benefit programs.

Other Qualifying Terminations
The table below sets forth information regarding the estimated payments and benefits that each NEO would have received in the hypothetical event that such NEO’s employment had been terminated by us without cause, or such NEO had resigned for “good reason,” as of December 31, 2025, in the absence of a change of control of the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed above, any actual amounts paid or distributed could be different. Factors that could affect these amounts include the timing during the year of any such event and our stock price.

Name	Salary-Based Severance Payments ($)(1)	Incentive- Based Severance Payments ($)(2)	Stock Awards ($)(3)	Continuation of Benefits ($)(4)	Total Estimated Payments ($)
Steven Yi	900,000	900,000	6,109,292	55,490	7,964,782
Eugene Nonko	825,000	701,250	4,853,712	55,490	6,435,452
Patrick Thompson	500,000	375,000	—	36,993	911,993
Jeffrey Coyne	450,000	388,780	—	36,993	875,773
Keith Cramer	425,000	297,500	—	36,993	759,493
Amy Yeh	425,000	297,500	—	25,960	748,460

(1)     Represents payment of an amount equal to 18 months of base salary for Messrs. Yi and Nonko, and 12 months of base salary for the other NEOs, which would have been payable through salary continuation.
(2)     Represents, for Messrs. Yi and Nonko, payment of an amount equal to 150% of the target incentive, and for Messrs. Thompson and Cramer and Ms. Yeh, an amount equal to 100% of the target incentive, that such NEO would have been entitled to receive for the full year of 2025 based on achievement of 100% of the applicable performance goals, which would have been payable in equal installments over the applicable severance period. For Mr. Coyne, represents payment of an amount equal to 123.4% of the target incentive, which is the bonus payable for the full year of 2025 based on the actual achievement of the performance metrics under the Annual Bonus plan for such year, which would have been payable when annual bonuses are typically paid to the Company’s other executives.
(3)     For Messrs. Yi and Nonko, represents the aggregate market value of unvested RSUs that would have vested during the 18-month period following the date of termination based on the closing price of our Class A common stock on December 31, 2025, which was $12.95 per share. Such RSUs would have become immediately vested, and would have been settled by delivery of shares of our common stock.
(4)     Represents an estimate of the total cost of company-paid premiums for continuation of medical, dental, vision and long-term disability benefits for a period of 12 months following the date of termination (18 months for Messrs. Yi and Nonko), calculated based upon the premiums for such benefits in effect as of December 31, 2025. The actual cost of health benefits may vary during the benefits continuation period depending upon the overall premium rates that we would be required to pay under our health benefit programs.
Employment and Severance Compensation Agreements
Steven Yi and Eugene Nonko
In 2020, in connection with the IPO, the Company and QuoteLab, LLC entered into amended and restated employment agreements with Messrs. Yi and Nonko, in light of the scope and complexity of their public company roles and job responsibilities as the leaders of our business. Each executive’s employment agreement sets forth his base salary and target annual bonus, and provides for eligibility to participate in our employee benefit plans generally. See “—Summary Compensation Table” above for information on base salaries and annual bonuses paid to Messrs. Yi and Nonko for fiscal 2023, 2024 and 2025. The executive’s annual base salary rate will be reviewed annually, and may be increased but not decreased. In March 2022, these employment agreements were amended to provide that, commencing with bonuses for fiscal 2022, any cash incentive bonuses payable to such executive would be paid in shares of the Company’s Class A common stock. Such amendments were effectuated by issuing to each such executive, concurrent with the Compensation Committee’s approval of the annual incentive bonus program for such year, PRSUs with vesting provisions and targets that mirrored the terms of the annual incentive bonus program approved by the Compensation Committee for the other executives. In August 2023, these employment agreements were further amended to provide that, effective September 15, 2023, the base salaries payable to each of Messrs. Yi and Nonko would be paid in a combination of (a) cash salary, generally at a rate of $70,000 per annum (the “Cash Salary”), and (b) RSU awards with respect to the Company’s Class A common stock. For each calendar quarter, the executive was granted a number of RSUs determined by dividing the difference between the executive’s base salary and the Cash Salary for such quarter by the average closing price of a share of the Company’s Class A common stock for the 20 trading day period ended on the Friday immediately preceding the effective grant date of such award, which awards vested in full on the three-month anniversary of the grant date, subject to the executive’s continued employment through such date. On May 15, 2024, the Compensation Committee approved amendments to the employment agreements with Messrs. Yi and Nonko, effective June 15, 2024, to resume payment of their base salaries earned after such date in cash. On February 4, 2025, the Compensation Committee approved additional amendments to the employment agreements with Messrs. Yi and Nonko, to resume payment of any annual incentive bonuses earned by Mr. Yi in cash and to provide that Mr. Nonko would not be eligible for an incentive bonus for 2025 due to his planned retirement on June 30, 2025. In June 2025, following the decision that Mr. Nonko would continue to serve in a non-executive capacity, the Compensation Committee approved additional amendments to the employment agreement with Mr. Nonko relating to his annual incentive bonus plan for fiscal 2025.
Under the employment agreements, upon a termination of employment for any reason, the executive will be entitled to any earned but unpaid amounts, including base salary through the date of termination; an annual bonus for any fiscal year preceding the fiscal year in which termination occurs, payable on the date bonuses are paid to our other senior executives; any unreimbursed business expenses incurred through the date of termination; any accrued but unused vacation time; and any other amounts or benefits required to be paid or provided either by law or under any employer plan or program (collectively, the “Accrued Obligations”).
If the executive’s employment is terminated by us without “cause” or by the executive for “good reason” (as such terms are defined in the employment agreement and described below), the executive will additionally be entitled to the following, subject to his delivery of a release of claims in favor of the Company and its affiliates and his material compliance with certain noncompetition, nonsolicitation and other restrictive covenants set forth in his amended employment agreement:
•    cash severance equal to 18 months’ base salary, at the rate in effect at the time of termination;
•    a severance bonus for the calendar year during which the termination occurs, equal to (x) the executive’s target bonus multiplied by (y) a fraction, the numerator of which is equal to the number of days worked during the calendar year plus 183 days, and the denominator of which is the total number of days in the calendar year, subject to a 12-month minimum;
•    the executive will receive 18 months of service credit under the time-based equity awards he then holds; and
•    employer contributions to the premium cost for COBRA coverage for the executive and his eligible dependents until the 18-month anniversary of the executive’s termination (or, if earlier, until the executive obtains other employment that offers group health benefits or is otherwise no longer eligible for COBRA coverage).
Such base salary and prorated bonus would be paid over the severance period, except if the termination occurs within 12 months of a change of control, in which event they would be paid in a lump sum. The executive will also be eligible to receive such severance if, within three months preceding or 12 months following, a change of control (as defined in the 2020 Omnibus Incentive Plan) (the “Change of Control Protection Period”), the executive’s employment is terminated due to the expiration and non-renewal by us of the term of his employment agreement. In addition, if during the Change of Control Protection Period, the executive’s employment is terminated by us without cause, by him for good reason, or due to the expiration and non-renewal by us of the term of his employment agreement, the executive will be entitled to full vesting of the time-based equity awards he then holds.
Under the executive’s employment agreement, “cause” generally means the executive’s:
•    plea of guilty or nolo contendere to, or indictment for, any felony, or conviction of a crime involving moral turpitude that has had or could reasonably be expected to have a material adverse effect on the Company or any of its subsidiaries;
•    commitment of an act of fraud, embezzlement, material misappropriation or breach of fiduciary duty against the Company or any of its subsidiaries;
•    failure for any reason, after 10 days’ written notice, to correct or cease any refusal or intentional or willful failure to comply with the lawful, reasonably appropriate requirement of the employer;
•    chronic absence from work, other than for medical reasons, or a breach of his obligation to devote his business time, attention and efforts to the business (unless approved by the Board of Directors in writing, or cured by the executive within 10 days following notice from his employer of the event);
•    use of illegal drugs that has materially affected the performance of his duties (unless the event is cured by the executive within 10 days following notice from his employer of the event);
•    gross negligence or willful misconduct in his duties that has caused substantial injury to the Company (unless the event is cured by the executive within 10 days following notice from his employer of the event); or
•    breach of any non-competition, non-solicitation, and/or confidentiality provision or any material breach of any proprietary or confidential information or assignment of inventions agreement between the executive and the Company or any of its subsidiaries (unless the event is cured by the executive within 10 days following notice from his employer of the event).
Under the executive’s employment agreement, “good reason” generally means the occurrence of any of the following events without the consent of the executive, unless such events are fully corrected by the employer within 30 days following written notice, and provided that the executive gives written notice of his resignation within 30 days after his actual knowledge of the event and the executive actually terminates his employment within 30 days following the expiration of the employer’s cure period:
•    reduction in the amount of the executive’s base salary rate or target bonus opportunity (other than an across-the-board reduction in the salary level or target bonus opportunities of our senior executives as a group by the same percentage amount and approved by the Board of Directors or the Compensation Committee);
•    change in the executive’s titles, reporting requirements or reduction in his responsibilities materially inconsistent with the positions he holds;
•    change in the executive’s place of work to a location more than 25 miles from his present place of work; or

•    material breach of the Company’s obligations under the employment agreement.
Patrick Thompson
In November 2021, the Company and QuoteLab, LLC entered into an employment agreement with Mr. Thompson, providing for an initial base salary of $450,000 per year; an initial target annual bonus opportunity of $275,000 per year; an initial RSU award with a grant date value of $2,500,000, vesting over a four-year period; an additional RSU award with a grant date value of $2,750,000 (the “Make-Whole Award”), vesting over a two-year period, to partially compensate for vesting of equity awards that Mr. Thompson forfeited by leaving his previous employer; and severance payable to Mr. Thompson under certain circumstances. The employment agreement provides that his annual base salary rate would be reviewed annually, and may be increased but not decreased.

In addition, under his employment agreement, Mr. Thompson is eligible (subject to his delivery of a release of claims in favor of the Company and its affiliates, as well as his material compliance with certain noncompetition, nonsolicitation and other restrictive covenants set forth in his employment agreement) to receive the following severance if his employment was terminated by us without “cause” or by him for “good reason” (as such terms are defined in his employment agreement, substantially similar to the definitions of such terms in Messrs. Yi and Nonko’s employment agreements):
•    the Accrued Obligations;
•    cash severance equal to 12 months’ base salary, at the rate in effect at the time of termination;
•    a prorated portion of his target annual bonus for the year of termination (subject to a six-month minimum);
•    vesting of any portion of the Make Whole Award remaining unvested as of the date of termination; and
•    employer contributions to the premium cost for COBRA coverage for the executive and his eligible dependents until the 12-month anniversary of the executive’s termination (or, if earlier, until the executive obtains other employment that offers group health benefits or is otherwise no longer eligible for COBRA coverage).
If, within three months preceding or 12 months following, a change of control (as defined in the 2020 Omnibus Incentive Plan), Mr. Thompson’s employment is terminated (x) by us without “cause,” (y) by him for “good reason,” or (z) due to the expiration and non-renewal by us of the term of his employment agreement, his severance would instead equal 18 months’ base salary; up to 18 months of employer contributions to the premium cost for COBRA coverage; a prorated portion of his target annual bonus for the year of termination (subject to a six-month minimum); and full vesting of the time-based equity awards he then holds. Such base salary and prorated bonus would be paid in a lump sum if the termination occurs within the three months preceding or the 12 months following the change of control.
Other Named Executive Officers
In February 2021, the Company and QuoteLab, LLC entered into severance compensation agreements with Mr. Cramer and Ms. Yeh, and in June 2022, the Company and QuoteLab, LLC entered into a severance compensation agreement with Mr. Coyne, which provide for severance payable to such NEO under certain circumstances. Under such agreements, the NEO is eligible (subject to delivery of a release of claims in favor of the Company and its affiliates, as well as such NEO’s material compliance with certain noncompetition, nonsolicitation and other restrictive covenants set forth in the agreement) to receive the following severance if such NEO's employment is terminated by us without “cause” or by the NEO for “good reason” (as such terms are defined in the agreement):
•    the Accrued Obligations;
•    cash severance equal to 12 months’ base salary, at the rate in effect at the time of termination;
•    for Mr. Cramer and Ms. Yeh, a prorated portion of their target annual bonus for the year of termination (subject to a six-month minimum), and for Mr. Coyne, a prorated portion of the annual bonus (if any) that would have been paid to him for the year of termination, based on the actual achievement of the performance metrics under the annual bonus plan for such year; and
•    employer contributions to the premium cost for COBRA coverage for the executive and eligible dependents until the 12-month anniversary of the executive’s termination (or, if earlier, until the executive obtains other employment that offers group health benefits or is otherwise no longer eligible for COBRA coverage).
If, within three months preceding or 12 months following, a change of control (as defined in the 2020 Omnibus Incentive Plan), such NEO’s employment was terminated (x) by us without “cause,” or (y) by such NEO for “good reason,” the NEO's severance would instead equal 18 months’ base salary; up to 18 months of employer contributions to the premium cost for COBRA coverage; a prorated portion of the NEO's target annual bonus for the year of termination (subject to a six-month minimum); and full vesting of the time-based equity awards then held. Such base salary and prorated bonus would be paid in a lump sum if the termination occurs within the three months preceding or the 12 months following the change of control.
CEO Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, below is (i) the 2025 annual total compensation of our Chief Executive Officer, Mr. Yi; (ii) the 2025 annual total compensation of our median employee; (iii) the ratio of the annual total compensation of our CEO to that of our median employee; and (iv) the methodology we used to calculate our CEO pay ratio:

CEO Annual Total Compensation	$7,037,994
Median Employee Total Annual Compensation	$251,355
CEO to Median Employee Pay Ratio	28-to-1
Given the different methodologies that various public companies will use to determine an estimate of their pay ratios, the estimated ratio reported above should not be used as a basis for comparison between companies.
Methodology
Our CEO pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. Our methodology and process are explained below:
(1)    Determined Employee Population. We began with our global employee population as of December 31, 2025, including full-time workers employed by our company or consolidated subsidiaries, but excluding our CEO.
(2)    Identified the Median Employee. To identify the median employee, we calculated compensation for each employee using (i) base annual salary including estimated overtime pay as of December 31, 2025, (ii) cash incentives earned for 2025, (iii) the grant date value of RSU awards granted to the employee during 2025, and (iv) contributions made to such employee’s 401(k) account. We annualized the compensation of all full-time employees who were not employed by us for all of 2025. Compensation paid in foreign currency was translated to the U.S. dollar equivalent based on foreign exchange rates as of December 31, 2025.
(3)    Calculated CEO Pay Ratio. We calculated our median employee’s annual total compensation for 2025 in accordance with SEC rules for preparing the Summary Compensation Table. We compared the median employee’s compensation to our CEO’s annual total compensation in the Summary Compensation Table to determine the pay ratio shown above.

Pay-versus-Performance
Pay-versus-Performance Table
The following table provides information for the years 2025 — 2021 with respect to the compensation of our principal executive officer (“PEO”), which is our CEO, the average compensation of our other NEOs, and the performance measures set forth in the table.

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(1)(2)(7)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(2)(3)(7)	Value of Initial Fixed $100 Investment Based on:		Net Income (loss)(5)	Transaction Value(6)	Adjusted EBITDA(6)
					Total Shareholder Return(4)	Peer Group Total Shareholder Return(4)
2025	7,037,094	9,419,054	3,265,700	4,299,475	33.15	258.38	26,761	2,156,155	113,735
2024	6,946,218	5,739,257	4,753,051	3,895,207	28.90	208.30	22,118	1,491,860	96,111
2023	5,753,695	4,857,831	3,753,529	3,131,192	28.54	152.48	(56,555)	593,438	27,121
2022	4,952,016	(1,285,005)	2,123,426	(37,672)	25.47	96.60	(72,446)	737,514	22,858
2021	1,059,848	(28,825,351)	1,711,239	(3,716,106)	39.52	134.53	(8,475)	1,018,970	58,167

(1) For 2025, 2024, 2023, 2022 and 2021, our PEO was Mr. Yi.
(2) In calculating the “compensation actually paid” amounts reflected in these columns, the fair value or change in fair value, as applicable, of the equity award adjustments included in such calculations were computed in accordance with ASC Topic 718. The valuation assumptions used to calculate such fair values do not materially differ from the assumptions used to calculate grant date fair value.
(3) For 2025, our non-PEO NEOs were Messrs. Nonko, Thompson, Coyne and Cramer and Ms. Yeh. For 2024 and 2023, our non-PEO NEOs were Messrs. Nonko, Thompson and Coyne. For 2022, our non-PEO NEOs were Messrs. Nonko, Thompson and Coyne and Cathy Cunningham, our Former Chief People Officer. For 2021, our non-PEO NEOs were Messrs. Nonko, Thompson and Coyne and Ms. Cunningham, as well as Tigran Sinanyan, our Former Chief Financial Officer, Cort Carlson, our Former Interim Principal Financial Officer, Mr. Cramer and Ms. Yeh.
(4) The Company Total Shareholder Return (“TSR”) and the Company’s Peer Group TSR reflected in these columns for each applicable fiscal year is calculated based on a fixed investment of $100 as of December 31, 2020, at the applicable measurement point on the same cumulative basis as is used in Item 201(e) of Regulation S-K The peer group used to determine the Company’s Peer Group TSR for each applicable fiscal year is the following published industry index, as disclosed in our Annual Report on

Form 10-K for the fiscal year ended December 31, 2025, pursuant to Item 201(e) of Regulation S-K: the S&P 500 Information Technology Index.
(5) Represents, in thousands, the amount of net income (loss) reflected in the Company’s audited financial statements for the year indicated.
(6) Represents, in thousands, the Company’s Transaction Value or Adjusted EBITDA, as applicable, as reported for the year indicated. We have selected Adjusted EBITDA as our most important financial measure (that is not otherwise required to be disclosed in the table) used to link “compensation actually paid” to our NEOs to Company performance for fiscal year 2025. We also used Transaction Value, which is an operating metric, to link “compensation actually paid” to our NEOs to Company performance for fiscal year 2025. Our Compensation Committee tied the incentive bonus plan for the NEOs for 2025 to achievement of these two measures. See additional information under the heading “Compensation Discussion and Analysis - Analysis of Fiscal 2025 Compensation – Annual Incentive Bonus Plan” above.
(7) In the calculation of compensation actually paid and presented in the table, the following amounts were deducted and added:

PEO	2025	2024	2023	2022	2021
Total Compensation Reported in Summary Compensation Table for the Year Indicated	$7,037,094	$6,946,218	$5,753,695	$4,952,016	$1,059,848
Less, Grant Date Fair Value of Stock Awards Reported in the Summary Compensation Table for the Year Indicated	(5,643,240)	(6,374,490)	(5,179,192)	(4,372,938)	(41,068)
Plus, Year-End Fair Value of Awards Granted in the Year Indicated that were Outstanding and Unvested at Year-End of Such Year	6,384,674	3,243,343	3,376,888	2,366,299	—
Plus, Fair Value of Awards Granted in the Year Indicated that Vested in the Year Indicated	1,249,629	986,827	713,149	615,217	—
Plus, Change in Fair Value of Awards Granted in Prior Years that were Outstanding and Unvested at Year-End (From Prior Year-End to Year-End)	496,088	42,199	197,573	(3,363,141)	(28,951,003)
Plus, Change in Fair Value of Awards Granted in Prior Years that Vested in the Year Indicated (From Prior Year-End to Vesting Date)	(105,191)	895,160	(4,282)	(1,482,458)	(893,128)
Less, Fair Value of Stock Awards Forfeited in the Year Indicated (From Prior Year-End)	—	—	—	—	—
Total Adjustments	$2,381,960	$(1,206,961)	$(895,864)	$(6,237,021)	$(29,885,199)
Compensation Actually Paid	$9,419,054	$5,739,257	$4,857,831	$(1,285,005)	$(28,825,351)

Average of Non-PEO NEOs	2025	2024	2023	2022	2021
Total Average Compensation Reported in Summary Compensation Table for the Year Indicated	$3,265,700	$4,753,051	$3,753,529	$2,123,426	$1,711,239
Less, Average Grant Date Fair Value of Stock Awards Reported in the Summary Compensation Table for the Year Indicated	(2,335,623)	(3,981,248)	(3,263,656)	(1,675,544)	(1,287,362)
Plus, Average Year-End Fair Value of Awards Granted in the Year Indicated that were Outstanding and Unvested at Year-End of Such Year	2,638,454	1,939,873	2,129,713	922,631	1,113,272
Plus, Fair Value of Awards Granted in the Year Indicated that Vested in the Year Indicated	505,077	611,719	403,550	239,875	50,801
Plus, Average Change in Fair Value of Awards Granted in Prior Years that were Outstanding and Unvested at Year-End (From Prior Year-End to Year-End)	237,116	26,344	125,389	(1,123,524)	(4,487,479)
Plus, Average Change in Fair Value of Awards Granted in Prior Years that Vested in the Year Indicated (From Prior Year-End to Vesting Date)	(11,249)	545,468	(17,333)	(524,536)	(204,478)
Less, Average Fair Value of Stock Awards Forfeited in the Year Indicated (From Prior Year-End)	—	—	—	—	(612,099)
Total Average Adjustments	$1,033,775	$(857,844)	$(622,337)	$(2,161,098)	$(5,427,345)
Average Compensation Actually Paid	$4,299,475	$3,895,207	$3,131,192	$(37,672)	$(3,716,106)

Pay-versus-Performance Comparative Disclosure
The following reflect the relationships between (i) compensation actually paid (“CAP” in the graphics below) to our PEO, and the average compensation actually paid to our non-PEO NEOs, to our net income, Adjusted EBITDA, Transaction Value, and the Company’s cumulative TSR for the years 2021 through 2025, and (ii) the Company’s cumulative TSR and our peer group TSR for the same period.

CAP to Net Income

30,000,000
20,000,000
10,000,000
0
(10,000,000)
(20,000,000)
(30,000,000)
25,000,000
0
(25,000,000)
(50,000,000)
(75,000,000)
2021
2022
2023
2024
2025
Compensation Actually Paid to PEO
Average Compensation Actually Paid to Non-PEO NEOs
Net Income

CAP to Adjusted EBITDA
30,000,000
20,000,000
10,000,000
0
(10,000,000)
(20,000,000)
(30,000,000)
120,000,000
100,000,000
80,000,000
60,000,000
40,000,000
20,000,000
2021
2022
2023
2024
2025
Compensation Actually Paid to PEO
Average Compensation Actually Paid to Non-PEO NEOs
Adjusted EBITDA

CAP to Transaction Value
30,000,000
20,000,000
10,000,000
0
(10,000,000)
(20,000,000)
(30,000,000)
2,000,000,000
1,750,000,000
1,500,000,000
1,250,000,000
1,000,000,000
750,000,000
500,000,000
2021
2022
2023
2024
2025
Compensation Actually Paid to PEO
Average Compensation Actually Paid to Non-PEO NEOs
Transaction Value

CAP to Company TSR
30,000,000
20,000,000
10,000,000
0
(10,000,000)
(20,000,000)
(30,000,000)
125.00
100.00
75.00
50.00
25.00
2021
2022
2023
2024
2025
Compensation Actually Paid to PEO
Average Compensation Actually Paid to Non-PEO NEOs
Company TSR

Company TSR to Peer Group TSR
250.00
200.00
150.00
100.00
50.00
2021
2022
2023
2024
2025
Company TSR
Peer Group TSR

Pay-versus-Performance Tabular List
The following lists our most important performance measures used by us to link compensation actually paid to our NEOs to company performance for fiscal years 2025, 2024, 2023, 2022 and 2021. The performance measures included in the list are not necessarily ranked by relative importance.
Most Important Performance Measures
Adjusted EBITDA
Transaction Value

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2025, with respect to the common shares that may be issued under our existing equity compensation plan or our legacy plans.

Plan Category	Number of Securities to be Issued upon vesting of restricted stock units and awards	Weighted Average Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the first column)
Equity compensation plans approved by security holders	4,510,396(1)	$—	6,457,213(2)
Equity compensation plans not approved by security holders	—	—	—
Total	4,510,396	$—	6,457,213
(1)    Represents the number of RSUs that were unvested and outstanding as of December 31, 2025. The Company does not grant stock option awards.
(2)    Represents securities remaining available for future issuance under the 2020 Omnibus Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our capital stock, as of March 11, 2026, by:
•    each person, or group of affiliated persons, known by us to beneficially own more than 5% of any class of our outstanding common stock;
•    each of our named executive officers and directors; and
•    all of our current executive officers and directors as a group.
The number of shares beneficially owned by each stockholder is determined under rules of the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.
We have based our calculation of the percentage of beneficial ownership on 55,169,591 shares of our Class A common stock outstanding and entitled to vote and 8,288,267 shares of our Class B common stock outstanding as of the record date.
To our knowledge, each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable. Unless otherwise set forth in the footnotes to the table, the address for each listed stockholder is c/o MediaAlpha, Inc., 700 South Flower Street, Suite 640, Los Angeles, California 90017.

	Shares of Class A Common Stock Beneficially Owned(1)		Shares of Class B Common Stock Beneficially Owned		Total Voting Power(2)
Name of Beneficial Owner	Number	%	Number	%	%
Named Executive Officers and Directors:
Steven Yi	1,925,861	3%	46,166	*	3%
Eugene Nonko(3)	1,760,172	3%	3,970,051	48%	9%
Patrick Thompson	474,142	*	—	*	*
Jeffrey Coyne	193,382	*	—	*	*
Keith Cramer	56,979	*	104,050	1%	*
Amy Yeh	257,441	*	151,913	2%	*
Venmal (Raji) Arasu(4)	98,657	*	—	*	*
Bradley Hunt(5)	25,450	*	—	*	*
Ramon Jones(6)	7,250	*	—	*	*
Lara Sweet(7)	98,657	*	—	*	*
Kathy Vrabeck(8)	129,657	*	—	*	*
All Directors and Executive Officers as a Group (11 persons)(9)	5,027,648	9%	4,272,180	52%	15%
Greater than 5% Stockholders:
White Mountains(10)	17,856,614	32%	—	*	28%
OBF Investments, LLC(11)	—	*	3,923,885	47%	6%

*    Less than 1%
(1)The numbers and percentages in this column exclude shares of Class A common stock that may be acquired upon the exchange of Class B-1 units (and corresponding shares of Class B common stock). Each holder of a Class B-1 unit has the right to exchange all or a portion of its Class B-1 units of QLH (together with a corresponding number of shares of Class B common stock) for Class A common stock at an exchange ratio of one share of Class A common stock for each Class B-1 unit (and corresponding share of Class B common stock) exchanged. For additional information, see “Certain Relationships and Related Party Transactions—Exchange Agreement.”
(2)Represents the percentage of voting power of our Class A common stock and Class B common stock voting together as a single class. Each share of Class B common stock entitles its holder to one vote on all matters to be voted on by our stockholders.
(3)Consists of (i) 380,367 shares of Class A Common Stock held by Mr. Nonko, (ii) 1,379,805 shares of Class A Common Stock held by O.N.E. Holdings, LLC, and (iii) 3,970,051 shares of Class B Common Stock held by O.N.E. Holdings,

LLC. Mr. Nonko is the managing member of O.N.E. Holdings, LLC, which is owned by trusts for the benefit of Mr. Nonko and his immediate family.
(4)Includes 23,100 shares of Class A Common Stock that are issuable to Ms. Arasu within 60 days following March 11, 2026 upon the vesting and settlement of RSUs.
(5)Includes 23,100 shares of Class A Common Stock that are issuable to Mr. Hunt within 60 days following March 11, 2026 upon the vesting and settlement of RSUs. Mr. Hunt has deferred vesting and receipt of 9,641 RSUs to a date not within 60 days of the record date.
(6)Includes 7,250 shares of Class A Common Stock that are issuable to Mr. Jones within 60 days following March 11, 2026 upon the vesting and settlement of RSUs.
(7)Includes 23,100 shares of Class A Common Stock that are issuable to Ms. Sweet within 60 days following March 11, 2026 upon the vesting and settlement of RSUs.
(8)Includes 23,100 shares of Class A Common Stock that are issuable to Ms. Vrabeck within 60 days following March 11, 2026 upon the vesting and settlement of RSUs. Ms. Vrabeck has deferred vesting and receipt of 9,641 RSUs to a date not within 60 days of the record date.
(9)Includes 99,650 shares of Class A Common Stock that are issuable to such persons within 60 days following March 11, 2026 upon the vesting and settlement of RSUs.
(10)Reflects shares held by White Mountains Insurance Group, Ltd. (“White Mountains”) and WM Hinson (Bermuda) LTD. (“WM Hinson”). WM Hinson is a wholly owned direct subsidiary of White Mountains. The board of directors and senior officers of White Mountains exercise joint voting and investment control over the securities held by WM Hinson. The members of such board of directors and such senior officers disclaim beneficial ownership with respect to such securities. The principal business address for White Mountains is 23 South Main Street, Suite 3B, Hanover, NH 03755.
(11)Reflects shares of Class B common stock held directly by OBF Investments, LLC (“OBF”), which is owned by trusts for the benefit of Mr. Yi and members of his family. Jason Heiling, as Managing Member of OBF, may be deemed to have sole voting and dispositive power over such shares. Mr. Heiling disclaims beneficial ownership of the securities held by OBF. The principal business address of OBF is 202 South Minnesota Street, Carson City, NV 89703.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and persons who own more than 10% of a registered class of our equity securities are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on review of the copies of such reports and any amendments thereto furnished to us during or with respect to our most recent fiscal year, all Section 16(a) filing requirements applicable to our executive officers, directors and persons who own more than 10% of a registered class of our equity securities were satisfied, except for the Form 4 report related to shares withheld to cover required tax withholding obligations due at vesting of time-based RSUs of Mr. Coyne, which should have been filed by November 18, 2025 but due to an administrative oversight was inadvertently filed late on November 20, 2025.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Other than compensation arrangements for our executive officers and directors which are described elsewhere in this Proxy Statement, below we describe transactions since January 1, 2025 to which we were or will be a participant and in which:
•    the amounts involved exceeded or will exceed $120,000; and
•    any of our directors, executive officers or holders of more than 5% of our outstanding voting securities, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.
As used herein, unless otherwise noted or the context requires otherwise:
Certain Terms
For purposes of the discussion under this “Certain Relationships and Related Party Transactions” heading, the capitalized terms below have the following meanings:
•    “Class B-1 Unit Holders” means the holders of the Class B-1 units of QL Holdings LLC, including Mr. Yi, OBF Investments, LLC, O.N.E. Holdings LLC and certain individuals who were employed by the Company at the time of the IPO.
•    “Intermediate Holdco” means Guilford Holdings, Inc., our wholly owned subsidiary and the owner of all Class A-1 units of QL Holdings LLC, after giving effect to the IPO reorganization.
•    “IPO reorganization” means the series of reorganization transactions completed on October 27, 2020 in connection with our IPO, as described under “Organizational structure—Fourth amended and restated limited liability company agreement of QL Holdings LLC” in our registration statement on Form S-1 (File No. 333-254338), which was declared effective by the SEC on March 18, 2021.
•    “Pre-IPO Leveraged Distribution” means the distribution by QuoteLab, LLC of a portion of the proceeds from its 2020 term loan facility to QL Holdings LLC, which in turn distributed such proceeds to the pre-IPO members of QL Holdings LLC.
Fourth Amended and Restated Limited Liability Company Agreement of QL Holdings LLC
We operate our business through QL Holdings LLC, together with its subsidiaries. The operations of QL Holdings LLC, and the rights and obligations of its members are governed by the fourth amended and restated limited liability company agreement of QL Holdings LLC. Through our wholly owned subsidiary, Intermediate Holdco, we serve as sole managing member of QL Holdings LLC. As such, we control its business and affairs and are responsible for the management of its business.
The following is a description of the material terms of the fourth amended and restated limited liability company agreement.
Governance
Through our wholly owned subsidiary, Intermediate Holdco, we serve as sole managing member of QL Holdings LLC. As such, we control its business and affairs and are responsible for the management of its business. No other members of QL Holdings LLC, in their capacity as such, have any authority or right to control the management of QL Holdings LLC or to bind it in connection with any matter.

Voting and Economic Rights of Members
QL Holdings LLC has two classes of outstanding equity: Class A-1 units, which may only be issued to our wholly owned subsidiary, Intermediate Holdco, as sole managing member, and Class B-1 units. We refer to these Class A-1 units and Class B-1 units of QL Holdings LLC, collectively, as QL units. The Class B-1 Unit Holders hold Class B-1 Units. The Class A-1 units and Class B-1 units entitle their holders to equivalent economic rights, meaning an equal share in the profits and losses of, and distributions from, QL Holdings LLC. Holders of Class B-1 units have no voting rights as it pertains to QL Holdings LLC, except for the right to approve certain amendments to the fourth amended and restated limited liability company agreement.
Net profits and losses of QL Holdings LLC generally will be allocated, and distributions will be made, to its members pro rata in accordance with the number of QL units (Class A or Class B, as the case may be) they hold. Accordingly, based on their holdings as of December 31, 2025, net profits and losses of QL Holdings LLC will be allocated, and distributions will be made, approximately 87.1% to us and approximately 12.9% to the holders of Class B-1 units.
Subject to the availability of net cash flow at the QL Holdings LLC level and to applicable legal and contractual restrictions, we intend to cause QL Holdings LLC to distribute to Intermediate Holdco cash payments (and, if applicable, cause Intermediate Holdco to declare and pay a dividend to us in the same amount) for the purposes of funding tax obligations in respect of any net taxable income that is allocated to us as a member of QL Holdings LLC, to fund dividends, if any, declared by us and to make any payments due under the tax receivables agreement, as described below. See “—Tax consequences.” QL Holdings LLC will be required to make pro rata distributions to each other member of QL Holdings LLC, as and when QL Holdings LLC makes any distribution to Intermediate Holdco. Regardless of whether QL Holdings LLC makes distributions to its members in any given year, the determination to pay dividends, if any, to holders of our Class A common stock will be made by our board of directors. We do not, however, expect to declare or pay any cash or other dividends in the foreseeable future on our Class A common stock, as we intend to reinvest any cash flow generated by operations in our business. Class B common stock will not be entitled to any dividend payments.
Coordination of MediaAlpha, Inc. and QL Holdings LLC
Whenever we issue one share of Class A common stock for cash, the net proceeds will be promptly contributed to Intermediate Holdco and then in turn to QL Holdings LLC, in exchange for one Class A-1 unit of QL Holdings LLC. Alternatively, from time to time, we may, at our election, transfer the net proceeds of the issuance of shares of Class A common stock to a holder of Class B-1 units of QL Holdings LLC in exchange for their Class B-1 unit and a share of our Class B common stock in order to satisfy our obligations under the exchange agreement (in lieu of issuing a share of Class A common stock to such exchanging Class B-1 Unit Holder). See “—Exchange Agreement” for additional information regarding the exchange process. However, the Class B-1 Unit Holders cannot require us to pay cash for their Class B-1 units under the exchange agreement. In the event we elect to pay cash for a Class B-1 unit, QL Holdings LLC will cancel such exchanged Class B-1 unit and issue to Intermediate Holdco one Class A-1 unit. If we issue other classes or series of equity securities, we will contribute to Intermediate Holdco, and then in turn to QL Holdings LLC, the net proceeds we receive in connection with such issuance, and QL Holdings LLC will issue to Intermediate Holdco an equal number of equity securities with designations, preferences and other rights and terms that are substantially the same as our newly issued equity securities. Conversely, if we repurchase any shares of Class A common stock (or equity securities of other classes or series) for cash, QL Holdings LLC will, immediately prior to our repurchase, redeem an equal number of Class A-1 units (or its equity securities of the corresponding classes or series), upon the same terms and for the same price, as the shares of our Class A common stock (or our equity securities of such other classes or series) that are repurchased. Common units and shares of our common stock will be subject to equivalent stock splits, dividends and reclassifications.
We do not conduct any business other than the management and ownership of QL Holdings LLC through our wholly owned subsidiary, Intermediate Holdco, or own any other material assets (other than on a temporary basis), although we may take such actions and own such assets as are necessary to comply with applicable law, including compliance with our responsibilities as a public company under the U.S. federal securities laws, and may incur indebtedness and take other actions if we determine that doing so is in our best interest.
Issuances of Class A-1 and Class B-1 Units
Class A-1 units may be issued only to our wholly owned subsidiary, Intermediate Holdco, as sole managing member of QL Holdings LLC. Class B-1 units may be issued only to persons or entities we permit. Such issuances shall be made in exchange for cash or other consideration. Class B-1 units may not be transferred as Class B-1 units except to certain permitted transferees and in accordance with the restrictions on transfer set forth in the fourth amended and restated limited liability company agreement of QL Holdings LLC. Any such transfer must be accompanied by the transfer of an equal number of shares of our Class B common stock.
Exculpation and Indemnification
The fourth amended and restated limited liability company agreement of QL Holdings LLC contains provisions limiting the liability of QL Holdings LLC’s members (including Intermediate Holdco, our wholly owned subsidiary), officers and their respective affiliates to QL Holdings LLC or any of its members. Moreover, the fourth amended and restated limited liability company agreement contains broad indemnification provisions for QL Holdings LLC’s members (including Intermediate Holdco, our wholly owned subsidiary), officers and their respective affiliates. Because QL Holdings LLC is a limited liability company, these provisions are not subject to the limitations on exculpation and indemnification contained in the DGCL with respect to the indemnification that may be provided by a Delaware corporation to its directors and officers.
Tax Consequences
QL Holdings LLC unitholders, including us (indirectly through Intermediate Holdco), generally incur U.S. federal, state and local income taxes on their allocable shares of any net taxable income of QL Holdings LLC. The fourth amended and restated limited liability company agreement of QL Holdings LLC provides for pro rata cash distributions to its members to cover (i) our U.S. federal, state and local tax obligations in respect of our allocable share of QL Holdings LLC’s taxable income and (ii) our obligations under the tax receivables agreement. In addition, the fourth amended and restated limited liability company agreement of QL Holdings LLC also provides for (in certain cases) tax distributions for a fiscal quarter to its other members in respect of their pre-exchange allocable share of QL Holdings LLC’s taxable income for such fiscal quarter relating to Class B-1 Units (if any) transferred to us by them (pursuant to the exchange agreement) before the applicable tax distribution date.
QL Holdings LLC intends that an election under Section 754 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), will be effective for 2020 and future taxable years. We expect that, as a result of this election, our purchase (through Intermediate Holdco) of Class B-1 units of QL Holdings LLC in connection with the IPO, as well as any post-IPO exchanges of Class B-1 units of QL Holdings LLC, together with an equal number of shares of our Class B common stock, for shares of our Class A common stock (or, at our election, cash of an equivalent value), will increase our share of the tax basis of the tangible and intangible assets of QL Holdings LLC, which will increase the tax depreciation and amortization deductions available to us and could create other tax benefits. This existing and increased tax basis may also decrease gain (or increase loss) on future dispositions of certain assets to the extent tax basis is allocated to those assets.

Any such deductions or other tax benefits (including additional tax benefits created as a result of payments under the tax receivables agreement itself) could reduce the amount of cash taxes that we would otherwise be required to pay in the future. We will be required to pay 85% of such cash tax reduction, if any, to the tax receivables agreement’s counterparties. To the extent that we are unable to make payments under the tax receivables agreement for any reason, such payments will be deferred and will accrue interest until paid. See “—Tax receivables agreement.”
Exchange Agreement
Immediately prior to the completion of the IPO, we entered into an exchange agreement with Insignia and certain of the Class B-1 Unit Holders. Pursuant to and subject to the terms of the exchange agreement and the fourth amended and restated limited liability company agreement of QL Holdings LLC, holders of Class B-1 units, from time to time, may exchange one Class B-1 unit, together with the corresponding share of our Class B common stock, for one share of our Class A common stock (or, at our election, cash of an equivalent value).
Exchanges pursuant to the exchange agreement may be completed, unless otherwise directed by the holder of Class B-1 units, at the election of QL Holdings LLC, by us, Intermediate Holdco, or QL Holdings LLC. If Intermediate Holdco completes such exchange, we will contribute Class A common stock to Intermediate Holdco prior to the exchange. If QL Holdings completes such exchange, we will contribute Class A common stock to Intermediate Holdco and then in turn to QL Holdings LLC prior to the exchange. The amount of Class A common stock issued or conveyed will be subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions.
Holders will not have the right to exchange Class B-1 units if we determine that such exchange would be prohibited by applicable law or regulation or would violate other agreements to which we may be subject or would pose a material risk that QL Holdings LLC would be treated as a “publicly traded partnership” for U.S. federal income tax purposes. If the IRS were to contend successfully that QL Holdings LLC should be treated as a “publicly traded partnership” for U.S. federal income tax purposes, QL Holdings LLC would be treated as a corporation for U.S. federal income tax purposes and thus would be subject to entity-level tax on its taxable income.
A holder that exchanges Class B-1 units will also be required to deliver an equal number of shares of our Class B common stock. In connection with each exchange, QL Holdings LLC will cancel the delivered Class B-1 units and (unless, at our election, cash of an equivalent value is delivered in lieu of Class A common stock) issue Class A-1 units to Intermediate Holdco on a one-for-one basis. Thus, as holders exchange their Class B-1 units for Class A common stock or cash, our indirect interest in QL Holdings LLC will increase.
We and the exchanging holder will each generally bear our own expenses in connection with an exchange, except that, subject to a limited exception, we are required to pay any transfer taxes, stamp taxes or duties or other similar taxes in connection with such an exchange.
As of March 11, 2026, we have reserved for issuance 8,288,267 shares of our Class A common stock for potential exchange in the future for Class B-1 units, which is equal to the aggregate number of shares of Class B common stock outstanding as of that date.
Voting Rights of Class A Stockholders and Class B Stockholders
Each share of our Class A common stock or our Class B common stock will entitle its holder to one vote. As of March 11, 2026, our Class B stockholders collectively held approximately 13.1% of the total voting power of our common stock.
Tax Receivables Agreement
We expect to obtain an increase in our share of the tax basis of the tangible and intangible assets of QL Holdings LLC as a result of (i) our purchase (through Intermediate Holdco) of Class B-1 units of QL Holdings LLC units from certain unitholders in connection with the IPO, (ii) certain post-IPO exchanges of Class B-1 units of QL Holdings LLC, together with an equal number of shares of our Class B common stock, for shares of our Class A common stock (or, at our election, cash of an equivalent value), and (iii) the Pre-IPO Leveraged Distribution and other actual or deemed distributions by QL Holdings LLC to its members. These increases in tax basis are expected to increase (for tax purposes) our depreciation and amortization deductions and create other tax benefits and therefore may reduce the amount of cash taxes that we would otherwise be required to pay in the future. This existing and increased tax basis may also decrease gain (or increase loss) on future dispositions of certain assets to the extent tax basis is allocated to those assets. We expect to treat any such exchanges of Class B-1 units of QL Holdings LLC as our direct purchases of Class B-1 units from holders of Class B-1 units for U.S. federal income and other applicable tax purposes, regardless of whether such Class B-1 units are surrendered by such holders to QL Holdings LLC or to us directly in the exchange. See “—Fourth Amended and Restated Limited Liability Company Agreement of QL Holdings LLC—Tax Consequences.”
In connection with the IPO, we entered into the tax receivables agreement with Insignia, certain Class B-1 Unit Holders , and White Mountains related to the tax basis step-up of the assets of QL Holdings LLC and certain net operating losses of Intermediate Holdco. The agreement requires us to pay such Class B-1 Unit Holders 85% of the cash savings, if any, in U.S. federal, state and local income tax we realize (or are deemed to realize) as a result of (i) any increases in tax basis following our purchase (through Intermediate Holdco) of Class B-1 units of QL Holdings LLC from certain unitholders in connection with the IPO, as well as any post-IPO exchanges, (ii) the Pre-IPO Leveraged Distribution and other actual or deemed distributions by QL Holdings LLC to its members that result in tax basis adjustments to the assets of QL Holdings LLC, and (iii) certain other tax benefits attributable to payments under the tax receivables agreement itself. We amended the TRA on October 1, 2023 to, among other things, provide for use of a blended state tax rate and replace the LIBOR with the adjusted Secured Overnight Financing Rate (“SOFR”) as the interest rate benchmark.
Although Insignia no longer beneficially owns any shares of our common stock following the Share Repurchase, Insignia remains entitled to payments under the tax receivables agreement attributable to tax benefits arising from Insignia's prior exchanges of Class B-1 units. For any former Class B-1 Unit Holders, payments under the tax receivables agreement are not conditioned on continued ownership of our equity.
The tax receivables agreement also requires us to pay White Mountains 85% of the amount of the cash savings, if any, in U.S. federal, state and local income tax that we realize (or are deemed to realize) as a result of the utilization of the net operating losses of Intermediate Holdco attributable to periods prior to the IPO and the deduction of any imputed interest attributable to our payment obligations under the tax receivables agreement. We currently estimate that the amount of any such net operating losses is immaterial.
The obligations under the tax receivables agreement are our obligations and not obligations of QL Holdings LLC. We will benefit from the remaining 15% of any realized (or deemed to be realized) cash tax savings. For purposes of the tax receivables agreement, cash savings in income tax will be computed by comparing our actual income tax liability with our hypothetical liability had we not been able to use the tax benefits subject to the applicable tax receivables agreement. The tax receivables agreement will remain in effect until all such tax benefits have been used or expired, unless the agreement is terminated early, as described below.
The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivables agreement, will vary depending on a number of factors, including:
•    the fair market value of the depreciable and amortizable assets of QL Holdings LLC and the price of our Class A common stock at the time of any post-IPO offering and at the time of the exchange of Class B-1 units of QL Holdings LLC;
•    the extent to which such exchange of Class B-1 units of QL Holdings LLC is taxable—if an exchange is not taxable for any reason, increased tax deductions will not be available;
•    the tax rates in effect at the time we use the increased amortization and depreciation deductions or realize other tax benefits; and
•    the amount, character and timing of our taxable income.
We are required under the tax receivables agreement to pay 85% of the cash tax savings, described above, if any, as they are realized (or are deemed to be realized). Except in certain circumstances, if in a given taxable year we do not have taxable income before taking into account any tax benefits subject to the tax receivables agreement, we will not be required to make payments under the tax receivables agreement for that taxable year because no tax savings will have been realized (or are deemed to be realized).
The payments that we make under the tax receivables agreement could be substantial. Assuming no material changes in relevant tax law and based on our current operating plan and other assumptions, if all of the Class B-1 units of QL Holdings LLC were acquired by us in taxable transactions on December 31, 2025 for a price of $12.95 (which is the last reported sale price of our Class A common stock as of December 31, 2025 on the NYSE) per Class B-1 unit of QL Holdings LLC, we estimate that the amount that we would be required to pay under the tax receivables agreement would have been approximately $163 million. The actual amount we will be required to pay under the tax receivables agreement may be materially greater than this hypothetical amount, as potential future payments will vary depending on a number of factors, including those listed above. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the tax receivables agreement exceed the actual cash tax benefits that we realize in respect of the tax attributes subject to the tax receivables agreement or distributions to us by QL Holdings LLC are not sufficient to permit us to make payments under the tax receivables agreement after it has paid taxes. Payments under the tax receivables agreement are not conditioned on the Class B-1 Unit Holders’ or White Mountains’ continued ownership of any of our equity.
Payments under the tax receivables agreement are generally due within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, but interest on such payments will begin to accrue at a rate of SOFR plus 100 basis points from the due date (without extensions) of such tax return. Late payments will generally accrue interest at a rate of SOFR plus 500 basis points.
The tax receivables agreement provides that upon certain changes of control, or if, at any time, we elect an early termination of the tax receivables agreement or are in material breach of our obligations under the tax receivables agreement, we would be required to make immediate payments to the tax receivables agreement’s counterparties equal to the present value of the anticipated future tax benefits. Such payment would be based on certain valuation assumptions and deemed events set forth in the tax receivables agreement, including the assumptions that we have sufficient taxable income to fully use such tax benefits. The benefits would be payable even though, in certain circumstances, no Class B-1 units of QL Holdings LLC have actually been exchanged and no net operating losses are actually used at the time of the accelerated payments. Accordingly, payments under the tax receivables agreement may be made years in advance of the actual realization, if any, of the anticipated tax benefits and may be significantly greater than the benefits we eventually realize.
Although we are not aware of any issue that would cause the IRS or other relevant tax authorities to challenge potential tax basis increases or other tax benefits covered by the tax receivables agreement, were the IRS to successfully challenge the tax basis increases, we would not be reimbursed for any payments previously made under the tax receivables agreement, but future payments under the tax receivables agreement, if any, would be netted against any unreimbursed payments to reflect the result of any such successful challenge by the IRS. As a result, we could make payments under the tax receivables agreement in excess of the actual cash tax savings we ultimately realize. We might not determine whether we have effectively made such excess cash payments for a number of years following the time of such payments.
Registration Rights Agreement
In connection with the IPO, we entered into a registration rights agreement with certain of our pre-IPO existing investors, including White Mountains, Insignia, and certain other Class B-1 Unit Holders, to register for sale under the Securities Act of 1933, as amended (“Securities Act”), shares of our Class A common stock, including those delivered in exchange for Class B-1 units of QL Holdings LLC in the circumstances described above. Subject to certain conditions and limitations, this agreement provides White Mountains and certain Class B-1 Unit Holders with certain registration rights as described below. As of March 11, 2026, 20,135,863 shares of Class A common stock, including shares reserved for potential exchanges of Class B-1 units, were entitled to these registration rights.
Demand Registration Rights
The Founders (treating the Founders, collectively, as a single stockholder for this purpose) have the right to demand that we file up to two registration statements on Form S-1 and White Mountains has the right to demand that we file up to three registration statements on Form S-1. These registration rights are subject to specified conditions and limitations, including limitations on the number of shares included in any such registration under specified circumstances. Upon such a request, we will be required to use reasonable best efforts to effect the registration within 60 days.
Shelf Registration Rights
Pursuant to the registration rights agreement, at the request of the Principal Holders (as defined in the agreement), the Company is required to file a shelf registration statement with the SEC relating to the offer and sale of Registrable Securities (as defined in the agreement) held by the parties thereto. As of the date of this proxy statement, there is an effective shelf registration statement (Registration No. 333-261027) on file with the SEC pursuant to this provision of the registration rights agreement.
Piggyback Registration Rights
If we propose to register any shares of our equity securities under the Securities Act either for our own account or for the account of any other person, then White Mountains and the Class B-1 Unit Holders party thereto will be entitled to notice of the registration and will be entitled to include their shares of Class A common stock in the registration statement. These piggyback registration rights are subject to specified conditions and limitations, including the right of the underwriters, if any, to limit the number of shares included in any such registration under specified circumstances.
Expenses and Indemnification
We will pay all expenses relating to any demand, piggyback, or shelf registration, other than underwriting discounts and commissions and any transfer taxes, subject to specified conditions and limitations. The registration rights agreement includes customary indemnification provisions, including indemnification of the participating holders of shares of Class A common stock and their directors, officers, and employees by us for any losses, claims, damages, or liabilities in respect thereof and expenses to which such holders may become subject under the Securities Act, state law, or otherwise.
Termination of Registration Rights
The registration rights granted under the registration rights agreement will terminate upon the date the holders of shares that are a party thereto no longer hold any such shares that are entitled to registration rights.
Stockholders’ Agreement
In connection with the IPO, we entered into a stockholders’ agreement with White Mountains, Insignia, and the Founders. The stockholders’ agreement, as further described below, contains provisions related to the composition of our board of directors, the committees of our board of directors, and our corporate governance.
Director Designation and Voting Agreement
Under the stockholders’ agreement, White Mountains and the Founders are entitled to nominate certain members of our board of directors. Specifically, for so long as each of White Mountains and the Founders (treating the Founders, collectively, as a single stockholder for this purpose) owns at least 12.5% of our issued and outstanding shares of common stock, such stockholder will be entitled to nominate two directors to serve on our Board of Directors. When such stockholder owns less than 12.5% but at least 5% of our issued and outstanding shares of common stock, such stockholder will be entitled to nominate one director. White Mountains, Insignia, and the Founders have agreed in the stockholders’ agreement to vote for each other’s board nominees. Under the stockholders’ agreement, White Mountains and the Founders are currently entitled to nominate four members of our board of directors, and Messrs. Yi and Nonko have been nominated to our board of directors pursuant to such agreement.
Other Provisions
The stockholders’ agreement provides that each of White Mountains and the Founders and their respective affiliates will not have any duty to refrain from (1) engaging, directly or indirectly, in the same or similar business activities or lines of business as us, including those business activities or lines of business deemed to be competing with us, or (2) doing business with any of our clients, customers, or vendors. In the event that White Mountains, Insignia, or the Founders or any of their respective affiliates acquires knowledge of a potential business opportunity which may be a corporate opportunity of us, they will have no duty to communicate or offer such corporate opportunity to us.

In addition, the stockholders’ agreement prohibits certain business combination transactions in which our Class A common stock is exchanged for consideration unless each holder of shares of Class A common stock or Class B common stock is allowed to participate equally in the transaction as if the Class B common stock, together with an equivalent number of Class B units, had been exchanged for shares of Class A common stock pursuant to the exchange agreement immediately prior to the transaction.
Share Repurchase Agreement with Insignia
On September 3, 2025, we entered into an agreement with Insignia A QL Holdings, LLC and Insignia QL Holdings, LLC (collectively, “Insignia”) whereby we agreed to repurchase 3,234,894 shares of our Class A common stock beneficially owned by Insignia in a private transaction at a price of $10.17 per share, for an aggregate purchase price of approximately $32.9 million (the “Share Repurchase”). The transaction closed on September 4, 2025. A special committee of our board of directors, comprised solely of independent and disinterested directors not affiliated with Insignia, pursuant to authority delegated to it by our board of directors , approved the Share Repurchase, including as a related party transaction, pursuant to our Policy and Procedures Governing Related Person Transactions. Insignia exchanged its 3,234,894 shares of our Class B common stock, together with an equivalent number of Class B-1 units of QL Holdings, LLC, for the 3,234,894 shares of Class A common stock repurchased by the Company. After giving effect to the Share Repurchase, Insignia no longer beneficially owns any shares of common stock of the Company.
Indemnification of Directors and Officers
Our amended and restated bylaws provide that, to the fullest extent permitted by law, we will indemnify any officer or director of our company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. In addition, our amended and restated certificate of incorporation provides that our directors and officers will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty, except as required by applicable law, as in effect from time to time.
We have entered into customary indemnification agreements with our directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under the DGCL against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
There is no pending litigation or proceeding involving any of our directors or officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or officer.
Policies and Procedures for Transactions with Related Persons
We have a policy that all material transactions with a related party, as well as all material transactions in which there is an actual, or in some cases, perceived, conflict of interest, are subject to prior review and approval by our Audit Committee and its independent members, who will determine whether such transactions or proposals are fair and reasonable to MediaAlpha, Inc. and its stockholders. In general, potential related-party transactions will be identified by our management and discussed with our Audit Committee at its meetings. Detailed proposals, including, where applicable, financial and legal analyses, alternatives and management recommendations, will be provided to our Audit Committee with respect to each issue under consideration, and decisions will be made by our Audit Committee with respect to the foregoing related-party transactions after opportunity for discussion and review of materials. When applicable, our Audit Committee will request further information and, from time to time, will request guidance or confirmation from internal or external counsel or auditors.
With the exception of the Share Repurchase Agreement with Insignia described above, all of the related party transactions described in this section occurred prior to adoption of this policy and as such, these transactions were not subject to the approval and review procedures set forth in the policy.

OTHER MATTERS
Solicitation of Proxies
We will pay the cost of solicitation of proxies. Our directors, officers and employees may solicit proxies personally, by telephone, via the Internet or by mail without additional compensation for such activities. We also will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send a proxy statement to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses. No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary.

Stockholder Proposals
If any stockholder wishes to propose a matter for consideration at our 2027 Annual Meeting, the proposal should be mailed by certified mail return receipt requested to our Secretary at MediaAlpha, Inc., 700 South Flower Street, Suite 640, Los Angeles, California 90017. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8 of the Exchange Act) for inclusion in our 2027 annual meeting proxy statement and form of proxy, a proposal must be received by our Secretary on or before the close of business on November 23, 2026. Matters pertaining to proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included in the proxy statement and other aspects are covered by Rule 14a-8 and other laws and regulations, to which interested persons should refer.
In addition, our amended and restated by-laws require advance notice of stockholder proposals to be brought before a stockholders’ meeting (other than proposals under Rule 14a-8), including nominations of persons for election as directors. To be timely, notice to our Secretary must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at our 2027 annual meeting, such a proposal must be received by the Company on or after January 5, 2027 but no later than February 4, 2027. However, if the date of the 2027 annual meeting is advanced by more than 30 days, or delayed by more than 30 days, from the anniversary date of the Annual Meeting, notice must be received not later than the close of business on the 10th day following the day on which the public announcement of the date of such meeting is first made.
Rule 14a-4 promulgated under the Exchange Act governs our use of our discretionary proxy voting authority with respect to a stockholder proposal that is not addressed in our proxy statement. Such rule provides that if a proponent of a proposal fails to notify us with respect to such proposal at least 45 days prior to the current year’s anniversary of the date of mailing of the prior year’s proxy statement, then we will be allowed to use our discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement. We anticipate that our next annual meeting of stockholders will be held in May 2027. If we do not receive any stockholder proposals for our 2027 annual meeting in accordance with the requirements of Rule 14a-4(c)(1) promulgated under the Exchange Act, we will be able to use our discretionary voting authority as outlined above. In addition, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal.
Attendance at the Virtual Meeting
We will be hosting the meeting via live webcast only. In order to enter the meeting, you will need the control number, which is included in the Notice or on your proxy card if you are a stockholder of record of shares of common stock, or included with your voting instruction card and voting instructions received from your broker, bank or other agent if you hold your shares of common stock in a “street name.” Instructions on how to attend and participate online are available at www.proxydocs.com/MAX. We encourage you to access the meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual stockholder meeting login page.
Householding of Proxy Materials
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement in the future, or if you and other stockholders sharing your address are receiving multiple copies of the proxy materials and you would like to receive only a single copy of such materials in the future, please notify your broker, or notify us by writing to our Secretary at MediaAlpha, Inc., 700 South Flower Street, Suite 640, Los Angeles, California 90017, or via phone at (213) 316-6256. If you share an address with another stockholder and have received only one set of this year’s proxy materials and you wish to receive a separate copy, please notify us by writing to our Secretary at MediaAlpha, Inc., 700 South Flower Street, Suite 640, Los Angeles, California 90017, or via phone at (213) 316-6256 and we will deliver a separate copy to you promptly.

Other Matters
The Board does not know of any matters other than those described in this proxy statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

By Order of our Board of Directors

Jeffrey B. Coyne General Counsel and Secretary
Los Angeles, CA
March 23, 2026

APPENDIX A
Non-GAAP Financial Measure
This proxy statement contains information regarding the Company’s Adjusted EBITDA, which is a non-GAAP financial measure. We define “Adjusted EBITDA” as net income (loss) excluding interest expense, income tax expense (benefit), depreciation expense on property and equipment, amortization of intangible assets, as well as equity-based compensation expense and certain other adjustments as listed in the table below. Adjusted EBITDA is a non-GAAP financial measure that we present to supplement the financial information we present on a GAAP basis. We monitor and present Adjusted EBITDA because it is a key measure used by our management to understand and evaluate our operating performance, to establish budgets and to develop operational goals for managing our business. We believe that Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we exclude in the calculations of Adjusted EBITDA. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects. In addition, presenting Adjusted EBITDA provides investors with a metric to evaluate the capital efficiency of our business.
Adjusted EBITDA is not presented in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures presented in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA rather than net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP. These limitations include the fact that Adjusted EBITDA excludes interest expense on debt, income tax expense (benefit), equity-based compensation expense, depreciation and amortization, and certain other adjustments that we consider to be useful to investors and others in understanding and evaluating our operating results. In addition, other companies may use other measures to evaluate their performance, including different definitions of “Adjusted EBITDA,” which could reduce the usefulness of our Adjusted EBITDA as a tool for comparison.
The following table reconciles Adjusted EBITDA with net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the fiscal year ended December 31, 2025:

(in thousands)	Fiscal Year Ended December 31, 2025
Net income	$26,761
Equity-based compensation expense	30,331
Interest expense	11,243
Income tax (benefit)(1)	(137,822)
Depreciation expense on property and equipment	273
Amortization of intangible assets	2,979
Transaction expenses(2)	303
Write-off of intangible assets(3)	13,416
Changes in TRA related liability(4)	124,089
Changes in Tax Indemnification Receivable	(216)
Legal expenses(5)	42,378
Adjusted EBITDA	$113,735
(1)Income tax (benefit) for the year ended December 31, 2025, consists primarily of a tax benefit related to the release of the valuation allowance on our deferred tax assets, as we determined that the positive evidence now outweighs the negative evidence and it is more likely than not that our deferred tax assets will be utilized
(2)Transaction expenses for the year ended December 31, 2025 consist of legal and accounting fees incurred by us in connection with an amendment to the 2021 Credit Facilities.
(3)Write-off of intangible assets for the year ended December 31, 2025 consist of a charge related to the write-off of intangible assets, consisting of customer relationships and trademarks, trade names, and domain names, acquired as part of the acquisition of Customer Helper Team, LLC.
(4)Changes in TRA related liability consist of charges to increase the TRA liability to reflect probable future payments under the agreement.
(5)Legal expenses for the year ended December 31, 2025, consist of an increase of $38.0 million to the loss reserve established in connection with the FTC Matter and legal fees and costs incurred in connection with such matter.
A-1

MediaAlpha

C/O TABULATOR, P.O. BOX 8016, CARY, NC 27512-9903

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MediaAlpha, Inc.

Annual Meeting of Stockholders

For Stockholders of record as of March 11, 2026

Tuesday, May 5, 2026 10:00 AM, Pacific Time

Annual Meeting to be held live via the internet - please visit www.proxydocs.com/MAX for more details.

YOUR VOTE IS IMPORTANT!
PLEASE VOTE BY: 10:00 AM, Pacific Time, May 5, 2026.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Patrick Thompson and Jeffrey Coyne (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of MediaAlpha, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

MediaAlpha, Inc. Annual Meeting of Stockholders

MediaAlpha

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1 AND 2

PROPOSAL	VOTE			BOARD OF DIRECTORS RECOMMENDS
1. To elect the two Class III director nominees named in the proxy statement to serve on our Board of Directors until our 2029 annual meeting of stockholders and until their successors are duly elected and qualified;				
	FOR	AGAINST	ABSTAIN	
1.01 Venmal (Raji) Arasu	☐	☐	☐	FOR
1.02 Kathy Vrabeck	☐	☐	☐	FOR
	FOR	AGAINST	ABSTAIN	
2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.	☐	☐	☐	FOR

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